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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Ophthotech Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 24, 2017

Dear Ophthotech Corporation Stockholder:

        You are cordially invited to our annual meeting of stockholders on Friday, May 19, 2017, beginning at 8:30 a.m., Eastern time, in our offices at One Penn Plaza, 19th Floor, New York, New York 10119. The enclosed notice of annual meeting of stockholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. Our board of directors recommends that you vote "FOR" Proposals 1, 2 and 3, in each case as set forth in the proxy statement.

        We look forward to seeing you there.

Very truly yours,

David R. Guyer, M.D. Chairman and Chief Executive Officer

OPHTHOTECH CORPORATION
One Penn Plaza, 19th Floor
New York, NY 10119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Friday, May 19, 2017

        The 2017 annual meeting of stockholders (the "Annual Meeting") of Ophthotech Corporation, a Delaware corporation (the "Company"), will be held on Friday, May 19, 2017, beginning at 8:30 a.m., Eastern time, at Ophthotech Corporation, One Penn Plaza, 19th Floor, New York, New York 10119, to consider and act upon the following matters:

          1.     To elect two class I directors of our board of directors to serve until the 2020 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

          2.     To hold a non-binding, advisory vote to approve named executive officer compensation;

          3.     To ratify the selection of Ernst & Young LLP as Ophthotech's independent registered public accounting firm for the fiscal year ending December 31, 2017; and

          4.     To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Stockholders of record at the close of business on April 17, 2017 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By order of the board of directors,

David R. Guyer, M.D. Chairman and Chief Executive Officer

New York, New York
April 24, 2017

        YOU MAY OBTAIN ADMISSION TO THE ANNUAL MEETING BY IDENTIFYING YOURSELF AT THE ANNUAL MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. IF YOU ARE A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, A COPY OF AN ACCOUNT STATEMENT FROM YOUR BANK, BROKER OR OTHER NOMINEE SHOWING SHARES HELD FOR YOUR BENEFIT ON APRIL 17, 2017 WILL BE ADEQUATE IDENTIFICATION.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY SUBMIT YOUR VOTE VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD.

Page
Information About the Annual Meeting and Voting	1
Votes Required	2
CORPORATE GOVERNANCE	4
Board of Directors	4
How Our Board Is Organized	7
Board Committees	8
Compensation Committee Interlocks and Insider Participation	10
Board Meetings and Attendance	10
Board Processes	10
Board Policies	12
EXECUTIVE OFFICERS	15
EXECUTIVE COMPENSATION	16
Compensation Discussion and Analysis	16
Compensation Committee Report	42
Summary Compensation Table	43
Grants of Plan-Based Awards Table	45
Outstanding Equity Awards as of December 31, 2016	46
Option Exercises and Stock Vested Table	47
Material Terms of Employment Agreements	47
Potential Payments Upon Termination or Change in Control	48
Severance and Change in Control Agreement with Mr. Westby	51
Severance and Change in Control Agreement with Mr. Carroll	52
Additional Narrative Disclosure	52
Securities Authorized for Issuance under Equity Compensation Plans	59
Risk Considerations in Our Compensation Program	59
Limits on Hedging and Pledging	60
Tax and Accounting Considerations	60
DIRECTOR COMPENSATION	61
Summary Compensation Table	61
Director Compensation Arrangements	62
AUDIT-RELATED MATTERS	64
Audit Committee Report	64
Audit Fees and Services	64
Pre-Approval Policies and Procedures	65
MATTERS TO BE VOTED ON	66
Proposal 1: Election of Class I Directors	66
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation	66
Proposal 3: To Ratify the Selection of Ernst & Young LLP as Ophthotech's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017	67
OWNERSHIP OF COMMON STOCK	68
Section 16(a) Beneficial Ownership Reporting Compliance	71
OTHER MATTERS	72
Solicitation of Proxies	72
Householding of Annual Meeting Materials	72
Deadline for Submission of Stockholder Proposals for 2018 Annual Meeting of Stockholders	72

i

OPHTHOTECH CORPORATION

One Penn Plaza, 19th Floor
New York, NY 10119

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 19, 2017

Information About the Annual Meeting and Voting

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the "board of directors" or the "board") of Ophthotech Corporation ("Ophthotech," "we" or "us") for use at the 2017 annual meeting of stockholders (the "Annual Meeting") to be held on Friday, May 19, 2017, beginning at 8:30 a.m., Eastern time, at Ophthotech Corporation, One Penn Plaza, 19th Floor, New York, New York 10119, and at any adjournment or postponement thereof. On April 17, 2017, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 35,852,827 shares of our common stock, par value $0.001 per share ("common stock"). Each share of common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting.

        Your vote is important no matter how many shares you own.    Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.

        If you are the "record holder" of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:

  (1)
  You may vote over the Internet. You may vote your shares by following the "Vote by Internet" instructions on the enclosed proxy card. If you vote over the Internet, you do not need to vote by telephone or complete and mail your proxy card.

  (2)
  You may vote by telephone. You may vote your shares by following the "Vote by Phone" instructions on the enclosed proxy card. If you vote by telephone, you do not need to vote over the Internet or complete and mail your proxy card.

  (3)
  You may vote by mail. You may vote by completing, dating and signing the proxy card delivered with this proxy statement and promptly mailing it in the enclosed postage-paid envelope. If you vote by mail, you do not need to vote over the Internet or by telephone.

  (4)
  You may vote in person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the Annual Meeting. Ballots will be available at the Annual Meeting.

        All proxies that are executed or are otherwise submitted over the Internet or by telephone will be voted on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders in accordance with the stockholders' instructions. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the board of directors' recommendations on such proposals as set forth in this proxy statement.

        After you have submitted a proxy, you may still change your vote and revoke your proxy prior to the Annual Meeting by doing any one of the following things:

  •
  submitting a new proxy by following the "Vote by Internet" or "Vote by Phone" instructions on the enclosed proxy card up until 11:59 p.m., Eastern time, the day before the Annual Meeting;

  •
  signing another proxy card and either arranging for delivery of that proxy card by mail prior to the start of the Annual Meeting, or by delivering that signed proxy card in person at the Annual Meeting;

  •
  giving our Secretary a written notice before or at the Annual Meeting that you want to revoke your proxy; or

  •
  voting in person at the Annual Meeting.

        Your attendance at the Annual Meeting alone will not revoke your proxy.

        If the shares you own are held in "street name" by a bank, broker or other nominee record holder, which, for convenience, we refer to in this proxy statement collectively as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange, or NYSE, the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of class I directors (Proposal 1) and the non-binding, advisory vote to approve named executive officer compensation, or "say-on-pay" vote (Proposal 2) are "non-discretionary" items, meaning that if you do not instruct your brokerage firm on how to vote with respect to any of these proposals, your brokerage firm will not vote with respect to that proposal and your shares will be counted as "broker non-votes." "Broker non-votes" are shares that are held in "street name" by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

        If you plan to attend the Annual Meeting and your shares are held in street name, you must bring an account statement from your brokerage firm showing that you were the beneficial owner of the shares as of the record date (April 17, 2017) in order to be admitted to the Annual Meeting. To be able to vote your shares held in street name at the Annual Meeting, you will need to obtain a proxy card from the holder of record.

Votes Required

        The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. The following votes are required for approval of the proposals being presented at the Annual Meeting:

        Proposal 1: To Elect Two Class I Directors.    The two nominees for director receiving the highest number of votes "FOR" election will be elected as directors. This is called a plurality.

        Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation, or "Say-on-Pay."    This proposal calls for a non-binding, advisory vote, and accordingly there is no "required vote" that would constitute approval. However, our board, including our compensation committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and evaluate what actions may be appropriate to address those concerns.

        Proposal 3: To Ratify the Selection of Ernst & Young LLP as Ophthotech's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017.    The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

        Shares that abstain from voting as to a particular matter and shares held in "street name" by brokerage firms who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on the proposals referenced above.

        This proxy statement and the enclosed proxy card are first being mailed and/or made available to our stockholders on or about April 24, 2017 in conjunction with the delivery of our 2016 annual report to stockholders.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders
to Be Held on May 19, 2017:
This proxy statement and our 2016 annual report to
stockholders are available at www.envisionreports.com/OPHT
for viewing, downloading and printing.

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Ophthotech Corporation, One Penn Plaza, 19th Floor, New York, New York 10119, Attention: Corporate Secretary, Telephone: (212) 845-8200.

CORPORATE GOVERNANCE

Board of Directors

Continuing Members of and Nominees for Our Board of Directors

        Set forth below are the names and certain biographical information about each continuing member of and each nominee for our board of directors as of April 24, 2017. The information presented includes each continuing director's or nominee's principal occupation and business experience for the past five years and the names of other public companies of which he currently serves or has served as a director during the past five years. We believe that all of our directors and nominees possess the attributes and characteristics described in "Board Processes—Director Nomination Process."

Name	Age	Position
David R. Guyer, M.D.(1)	57	Chief Executive Officer and Chairman of our Board of Directors
Glenn P. Sblendorio(2)	61	President and Board Nominee
Axel Bolte(3)(5)	45	Director
Thomas Dyrberg, M.D., D.M.Sc.(4)(5)	62	Director
David Redlick(3)(4)	66	Director
Michael Ross, Ph.D.(4)(5)	67	Director

(1)
On April 24, 2017, we announced that Dr. Guyer will transition from Chief Executive Officer to the role of Executive Chairman effective as of July 1, 2017.

(2)
On April 24, 2017, we announced that Mr. Sblendorio will also assume the position of Chief Executive Officer effective as of July 1, 2017, in addition to his role as President, upon the transition of Dr. Guyer to Executive Chairman at such time.

(3)
Member of the audit committee.

(4)
Member of the compensation committee.

(5)
Member of the nominating and corporate governance committee.

        David R. Guyer, M.D. is a co-founder of our company and has served as Chairman of our board of directors since our inception in January 2007 and as our Chief Executive Officer since April 2013. Prior to serving as our Chief Executive Officer, Dr. Guyer, served as a Partner at SV Life Sciences Advisers, LLC, a venture capital firm, from 2009 to 2013, and as a Venture Partner at SV Life Sciences from 2006 to 2009. In April 2013, Dr. Guyer resumed his role as Venture Partner at SV Life Sciences. He currently serves on the board of directors of Thrombogenics NV and Applied Genetic Technologies Corporation, both of which are publicly traded biotechnology companies. Dr. Guyer co-founded Eyetech Pharmaceuticals Inc. and served as its Chief Executive Officer and as a member of its board of directors from 2000 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. Prior to co-founding Eyetech Pharmaceuticals, Dr. Guyer was a Professor and served as Chairman of the Department of Ophthalmology at New York University School of Medicine. Dr. Guyer received a B.S. from Yale College and an M.D. from Johns Hopkins Medical School. Dr. Guyer completed his ophthalmology residency at Wilmer Ophthalmological Institute, Johns Hopkins Hospital and a retinal fellowship at the Massachusetts Eye and Ear Infirmary at Harvard Medical School. We believe that Dr. Guyer is qualified to serve on our board of directors because of his extensive executive leadership experience, his extensive experience in ophthalmology, his extensive experience in the life sciences industry as an entrepreneur and venture capital investor, and his service on our board of directors and the board of directors of other life sciences companies.

        Glenn P. Sblendorio has served as our President since January 2017 and previously served as our Executive Vice President and Chief Operating Officer from April 2016 to January 2017. In addition, he served as our Chief Financial Officer and Treasurer from April 2016 until the appointment of David Carroll to such position effective April 24, 2017. Mr. Sblendorio served as a member of our board of directors from July 2013 through March 2016. Prior to joining us, Mr. Sblendorio served as the President and Chief Financial Officer of The Medicines Company, a publicly traded medical solutions company, from March 2006 until December 2015. Mr. Sblendorio served as Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as Senior Vice President of Business Development at The Medicines Company. Mr. Sblendorio currently serves as a member of the board of directors of Intercept Pharmaceuticals, Inc. and Amicus Therapeutics Inc., both of which are publicly traded biopharmaceutical companies, and previously served on the board of directors of The Medicines Company, as well as Ophthotech. Mr. Sblendorio received a B.B.A. from Pace University and an M.B.A. from Fairleigh Dickinson University. We believe that Mr. Sblendorio is qualified to serve on our board of directors because of his extensive executive leadership experience, knowledge of the life sciences industry and service on the board of directors of other life sciences companies.

        Axel Bolte has served as a member of our board of directors since August 2007. Since March 2003, Mr. Bolte has served as investment advisor to HBM Partners AG, a provider of investment advisory services in the life sciences industry, also serving as a venture partner to HBM Partners AG beginning in February 2017. In February 2017, Mr. Bolte began serving as President and Chief Executive Officer of Inozyme Pharma Inc., a private biotechnology company. From March 2001 to February 2003, Mr. Bolte was an investment manager of NMT New Medical Technologies AG, a Swiss venture capital company focused on life sciences. Prior to joining NMT New Medical Technologies AG, Mr. Bolte served as a scientist at Serono SA, a biotechnology company. Mr. Bolte currently serves on the board of directors of Nabriva Therapeutics AG and previously served on the board of directors of PTC Therapeutics, Inc., both of which are publicly traded biotechnology companies. Mr. Bolte received a degree in Biochemistry from the Swiss Federal Institute of Technology, Zurich, Switzerland and an M.B.A. from the University of St. Gallen, Switzerland. We believe that Mr. Bolte is qualified to serve on our board of directors because of his many years of service as one of our directors, his extensive experience as a venture capital investor in the life sciences industry and his service on the board of directors of other life sciences companies.

        Thomas Dyrberg, M.D., D.M.Sc. has served as a member of our board of directors since August 2007. In December 2000, Dr. Dyrberg joined Novo A/S, a limited liability company wholly-owned by the Novo Nordisk Foundation that is responsible for managing the Foundation's assets, where he serves as Chief Executive Officer, in addition to serving as a Managing Partner of Novo Ventures. In 1990, Dr. Dyrberg joined Novo Nordisk A/S, initially working in Health Care Discovery. From 1996 to 2000, he served as an International Clinical Project Manager at Novo Nordisk A/S. Dr. Dyrberg previously served on the board of directors of Veloxis A/S, a publicly traded specialty pharmaceutical company. Dr. Dyrberg received a D.M.Sc. and an M.D. from the University of Copenhagen. Dr. Dyrberg has held research positions at the Hagedorn Research Institute in Denmark, and at the Scripps Research Institute in California. We believe that Dr. Dyrberg is qualified to serve on our board of directors because of his many years of industry experience, his extensive experience as a venture capital investor in the life sciences industry and his service on the board of directors of other life sciences companies.

        David Redlick has served as a member of our board of directors since January 2016 and was named our Lead Independent Director in February 2017. Mr. Redlick has served as a special advisor at Leerink Partners LLC, an investment bank focused on the healthcare industry, since January 2015. Previously, Mr. Redlick worked at Wilmer Cutler Pickering Hale and Dorr LLP, an international law firm, for over 40 years, serving as a Partner in the Corporate Practice Group until December 2014, and as Senior Counsel from January 2015 to December 2015. During his career at WilmerHale, Mr. Redlick also served as the co-chair of the Life Sciences Group, the co-chair of the Corporate Department and a member of the firm's Executive Committee. Mr. Redlick received a B.A. from the University of Wisconsin and a J.D. from Harvard Law School. We believe that Mr. Redlick is qualified to serve on our board of directors because of his extensive leadership experience and experience advising life sciences companies.

        Michael Ross, Ph.D. has served as a member of our board of directors since May 2013. Dr. Ross has served as a Managing Partner at SV Life Sciences, a venture capital firm, since January 2001. Dr. Ross served as a Managing Partner at Didyma, LLC, a biotechnology management consulting firm, from 1999 to 2002. Previously, Dr. Ross served as the Chief Executive Officer of CyThera, Inc., Carta Proteomics Inc., MetaXen LLC and Arris Pharmaceutical Corporation. Earlier in his career, Dr. Ross was employed at Genentech, serving in several roles, including Vice President of Development and later Vice President of Medicinal and Biomolecular Chemistry. Dr. Ross serves on the board of directors of Catabasis Pharmaceuticals, Inc., a publicly traded biotechnology company, and the board of overseers of the Thayer School of Engineering at Dartmouth College. Dr. Ross received an A.B. from Dartmouth College, a Ph.D. in chemistry from the California Institute of Technology and completed post doctorate training in molecular biology at Harvard University. We believe that Dr. Ross is qualified to serve on our board of directors because of his extensive executive leadership experience and knowledge of the life sciences industry and his service on the board of directors of other life sciences companies.

        In addition, Mr. Ian F. Smith, who has served as a member of our board of directors since August 2016 and currently serves on our audit committee, is not standing for re-election at the Annual Meeting. Mr. Smith currently serves as Executive Vice President, Chief Operating Officer and Chief Financial Officer at Vertex Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company.

Board Composition

        Our board of directors is currently authorized to have, and currently consists of, six members. Our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

  •
  the class I directors are Dr. Ross and Mr. Smith, and their term expires at this year's Annual Meeting;

  •
  the class II directors are Mr. Bolte and Mr. Redlick, and their term expires at our annual meeting of stockholders to be held in 2018; and

  •
  the class III directors are Dr. Dyrberg and Dr. Guyer, and their term expires at our annual meeting of stockholders to be held in 2019.

Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors may be removed only for cause by the affirmative vote of the holders of 75% or more of our voting stock.

Board Determination of Independence

        Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company's board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company's compensation committee, Rule 10C-1 under the Exchange Act requires that a company's board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

        Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Mr. Bolte, Dr. Dyrberg, Dr. Ross, Mr. Redlick or Mr. Smith, representing five of our six current directors, nor Dr. Nicholas Galakatos, Ph.D., who served as a member of our board of directors until his resignation in May 2016, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our board of directors has also determined that Mr. Smith, Mr. Bolte and Mr. Redlick, who comprise our audit committee, Dr. Galakatos, who served on the audit committee prior to his resignation, Mr. Redlick, Dr. Dyrberg and Dr. Ross, who comprise our compensation committee, Dr. Galakatos, who served on the compensation committee prior to his resignation, and Dr. Dyrberg, Mr. Bolte and Dr. Ross, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with Ophthotech, including the transactions described below in "Board Policies—Related Person Transactions," and all other facts and circumstances our board of directors deemed relevant in determining independence. Mr. Sblendorio, who is nominated for election as a class I director at this year's Annual Meeting, is an employee and is therefore not "independent."

How Our Board Is Organized

Board Leadership Structure

        Dr. Guyer currently serves as Chairman of our board and Chief Executive Officer. Our board believes that combining the Chairman and Chief Executive Officer positions has fostered clear accountability, effective decision-making and alignment of corporate strategy and has been the appropriate leadership structure for us to date. Additionally, our board believes this leadership structure has been particularly appropriate for our company given Dr. Guyer's long history with Ophthotech, his extensive knowledge of and experience with our business and industry and his ability to effectively identify strategic priorities for Ophthotech. Our board also believes that Dr. Guyer's combined role of Chairman and Chief Executive Officer has promoted effective execution of strategic goals and facilitates information flow between management and our board.

        On April 24, 2017, we announced that Dr. Guyer will transition from Chief Executive Officer to the role of Executive Chairman effective as of July 1, 2017, and that Mr. Sblendorio will assume the position of Chief Executive Officer at such time in addition to his role as President. Our board believes this separate governance structure benefits our company going forward because it will enable Mr. Sblendorio to focus his entire energy on running the company while providing for the continued leadership and other contributions from Dr. Guyer.

        Because Dr. Guyer is an employee and is therefore not "independent," our board of directors has appointed Mr. Redlick, an independent director within the meaning of NASDAQ rules (see "Board of Directors—Board Determination of Independence" above), as Lead Independent Director. Mr. Redlick's duties as Lead Independent Director include the following:

  •
  chairing meetings of the independent directors in executive session;

  •
  meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;

  •
  facilitating communications between other members of our board and our Chairman and Chief Executive Officer;

  •
  working with our Chairman and Chief Executive Officer in the preparation of the agenda for each board meeting and in determining the need for special meetings of our board;

  •
  reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board (see "Board Processes—Communications with Stockholders" below); and

  •
  consulting with our Chairman and Chief Executive Officer on matters relating to corporate governance and board performance.

        Our nominating and corporate governance committee evaluates our board leadership structure from time to time and may recommend further alterations of this structure in the future.

Board Committees

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates under a charter that has been approved by our board. Copies of the committee charters are posted on the Investor Relations section of our website, which is located at investors.ophthotech.com.

  Audit Committee

        The members of our audit committee are Mr. Smith, Mr. Bolte and Mr. Redlick. Mr. Smith chairs our audit committee. Our audit committee's responsibilities include:

  •
  appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

  •
  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports and other communications from such firm;

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

  •
  overseeing our risk assessment and risk management policies;

  •
  establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

  •
  meeting independently with our independent registered public accounting firm and management;

  •
  reviewing and approving or ratifying any related person transactions; and

  •
  preparing the audit committee report required by SEC rules.

        All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

        Our board of directors has determined that Mr. Smith is an "audit committee financial expert" as defined in applicable SEC rules. We believe that the composition of our audit committee meets the requirements for independence under the current NASDAQ Marketplace Rules and SEC rules and regulations.

        Mr. Smith, who is not standing for re-election, will cease to be a member of our audit committee after the Annual Meeting. Upon the completion of the Annual Meeting, our board of directors intends to designate Mr. Bolte, whom the board has also determined to be an "audit committee financial expert" as defined in the applicable SEC rules, as the chair of the audit committee. The board also intends to designate Mr. Ross as the third member of our audit committee upon the completion of the Annual Meeting.

        The audit committee met five times during 2016.

  Compensation Committee

        The members of our compensation committee are Mr. Redlick, Dr. Dyrberg and Dr. Ross. Mr. Redlick chairs our compensation committee.

        Our compensation committee's responsibilities include:

  •
  reviewing and approving, or making recommendations to our board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

  •
  overseeing an evaluation of our senior executives;

  •
  overseeing and administering our cash and equity incentive plans;

  •
  reviewing and making recommendations to our board with respect to director compensation;

  •
  reviewing and discussing annually with management our compensation disclosure required by SEC rules; and

  •
  preparing the compensation committee report required by SEC rules.

        The processes and procedures followed by our compensation committee in considering and determining director compensation is described below under "Board Processes—Director Compensation Processes." The processes and procedures followed by our compensation committee in considering and determining executive compensation is described below under "Executive Compensation—Compensation Discussion and Analysis."

        The compensation committee met four times during 2016 and took action by written consent eight times.

  Nominating and Corporate Governance Committee

        The members of our nominating and corporate governance committee are Dr. Dyrberg, Mr. Bolte and Dr. Ross. Dr. Dyrberg chairs our nominating and corporate governance committee. Our nominating and corporate governance committee's responsibilities include:

  •
  identifying individuals qualified to become members of our board;

  •
  recommending to our board the persons to be nominated for election as directors and to each of our board's committees;

  •
  reviewing and making recommendations to our board with respect to our board leadership structure;

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  reviewing and making recommendations to our board with respect to management succession planning;

  •
  developing and recommending to our board corporate governance principles; and

  •
  overseeing a periodic evaluation of our board.

        The nominating and corporate governance committee met three times during 2016 and took action by written consent two times.

Compensation Committee Interlocks and Insider Participation

        During 2016, the members of our compensation committee were Mr. Redlick, Dr. Dyrberg and Dr. Ross, as well as Dr. Nicholas Galakatos, Ph.D., prior to his resignation from our board of directors in May 2016. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. None of the members of our compensation committee are, or have ever been, an officer or employee of Ophthotech.

Board Meetings and Attendance

        Our board of directors met six times during 2016 and took action by written consent four times. During 2016, each director attended at least 75% of the aggregate number of board meetings and committee meetings held by all committees of the board on which he then served.

        Our directors are expected to attend our annual meetings of stockholders. In 2016, all of our then-serving directors attended our annual meeting of stockholders.

Board Processes

Oversight of Risk

        Our board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning; and our nominating and corporate governance committee oversees risk management activities relating to board composition. Each committee reports to the full board on a regular basis, including reports with respect to the committee's risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board discuss particular risks.

Director Nomination Process

        The process followed by our nominating and corporate governance committee to identify and evaluate director candidates may include requests to board members and others for recommendations, evaluation of the performance on our board and its committees of any existing directors being considered for nomination, consideration of biographical information and background material relating to potential candidates and, particularly in the case of potential candidates who are not then serving on our board, interviews of selected candidates by members of the committee and our board.

        In considering whether to recommend any particular candidate for inclusion in our board's slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines described below under "—Corporate Governance Guidelines." Consistent with these criteria, our nominating and corporate governance committee expects every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment and a commitment to understand our business and industry.

        All of the director nominees are current or former members of our board of directors. The biographies under "Board of Directors—Members of and Nominees for Our Board of Directors" indicate the experience, qualifications, attributes and skills of each nominee that led our nominating and corporate governance committee and our board to conclude that he should serve as a director of Ophthotech. Our nominating and corporate governance committee and our board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and that the nominees as a group possess the skill sets and specific experience desired of our board as a whole.

        Our nominating and corporate governance committee considers the value of diversity when selecting nominees, and believes that our board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. The committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

        Stockholders may recommend individuals for consideration as potential director candidates by submitting the individuals' names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, to our Secretary at Ophthotech Corporation, One Penn Plaza, 19th Floor, New York, New York 10119, Attention: Corporate Secretary. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our bylaws and must be received by us no later than the date referenced below in "Other Matters—Deadline for Submission of Stockholder Proposals for 2018 Annual Meeting of Stockholders." Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications with Stockholders

        Our management will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may communicate with our management by writing to our Secretary at Ophthotech Corporation, One Penn Plaza, 19th Floor, New York, New York 10119, Attention: Corporate Secretary, or by calling (212) 845-8200. Additional information about contacting Ophthotech is available on the Investor Relations section of our website, which is located at investors.ophthotech.com.

        In addition, stockholders who wish to communicate with our entire board may do so by writing to David Redlick, Lead Independent Director, Ophthotech Corporation, One Penn Plaza, 19th Floor, New York, New York 10119. Communications will be forwarded to other directors if they relate to substantive matters that the Lead Independent Director, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

Director Compensation Processes

        Our director compensation program is administered by our board of directors with the assistance of the compensation committee. The compensation committee conducts an annual review of director compensation and makes recommendations to the board with respect thereto.

Corporate Governance Guidelines

        Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Ophthotech and our stockholders. The guidelines provide that:

  •
  our board's principal responsibility is to oversee the management of Ophthotech;

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  a majority of the members of our board must be independent directors;

  •
  the independent directors meet in executive session at least twice a year;

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  directors have full and free access to management and, as necessary, independent advisors;

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  new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

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  our board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

A copy of the corporate governance guidelines is posted under the heading "Corporate Governance" on the Investor Relations section of our website, which is located at investors.ophthotech.com.

Board Policies

Related Person Transactions

        Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Ophthotech is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

  •
  the related person's interest in the related person transaction;

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  the approximate dollar value of the amount involved in the related person transaction;

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  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

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  whether the transaction was undertaken in the ordinary course of our business;

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  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

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  the purpose of, and the potential benefits to us of, the transaction; and

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  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Ophthotech's best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

  •
  a transaction that is specifically contemplated by provisions of our charter or bylaws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

        In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, since January 1, 2016, we have been party to the following arrangement with our executive officers, directors and holders of more than 5% of our voting securities, and affiliates of our executive officers, directors and 5% stockholders. We believe that the transaction described below was made on terms no less favorable to us than could have been obtained from unaffiliated third parties:

Royalty Financing

        In May 2013, we entered into our royalty purchase and sale agreement, or the royalty agreement, with Novo A/S, a 5% stockholder of which our director Dr. Dyrberg is an employee, pursuant to which we have received royalty financing in three tranches in an aggregate amount of $125 million in return for the sale to Novo A/S of aggregate royalties at a mid single-digit percentage of worldwide sales of our lead product candidate Fovista® (pegpleranib). The three tranches of the royalty financing, in which Novo A/S purchased three low single-digit royalty interests and paid us $125 million in the aggregate, closed in May 2013, January 2014 and November 2014. The royalty agreement provides that we were required to use the proceeds we received from the royalty financing primarily to support clinical development and regulatory activities for Fovista and for certain other permitted purposes. We did not receive any payments from or make any payments to Novo A/S under this arrangement during 2016.

Code of Business Conduct and Ethics

        Our board of directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at investors.ophthotech.com. In addition, we intend to post on our website all disclosures that are required by law or the NASDAQ Marketplace Rules concerning any amendments to, or waivers from, any provision of our code of business conduct and ethics.

EXECUTIVE OFFICERS

        The following table sets forth information regarding our executive officers as of April 24, 2017:

Name	Age	Position
David R. Guyer, M.D.(1)	57	Chief Executive Officer and Chairman of our Board of Directors
Glenn P. Sblendorio(2)	61	President and Board Nominee
David F. Carroll	51	Senior Vice President, Chief Financial Officer and Treasurer
Keith Westby	42	Senior Vice President and Chief Operating Officer
Barbara A. Wood	54	Senior Vice President, General Counsel and Secretary

(1)
On April 24, 2017, we announced that Dr. Guyer will transition from Chief Executive Officer to the role of Executive Chairman effective as of July 1, 2017.

(2)
On April 24, 2017, we announced that Mr. Sblendorio will also assume the position of Chief Executive Officer effective as of July 1, 2017, in addition to his role as President, upon the transition of Dr. Guyer to Executive Chairman at such time.

        In addition to the biographical information for Dr. Guyer and Mr. Sblendorio, which are set forth above, under "Corporate Governance—Board of Directors—Members of and Nominees for Our Board of Directors," set forth below is certain biographical information about each of our other executive officers:

        David F. Carroll has served as our Senior Vice President, Chief Financial Officer and Treasurer since April 2017. Mr. Carroll joined Ophthotech in June 2016 and previously served as Senior Vice President, Finance from June 2016 to April 2017. Prior to joining us, Mr. Carroll served in several senior financial leadership roles at The Medicines Company from May 2008 to June 2016, including Vice President, Controller from October 2008 to December 2015 and Senior Vice President, Chief Accounting Officer from January 2016 to June 2016. Earlier in his career, Mr. Carroll served in various financial management positions of increasing responsibility for Genentech, Inc., a member of the Roche Group, Novartis AG, and Bristol-Myers Squibb Company. Mr. Carroll is a certified public accountant and received a B.A. in Economics from Ursinus College and an M.B.A. from Rutgers University.

        Keith Westby has served as our Senior Vice President, Chief Operating Officer since January 2017. Mr. Westby joined Ophthotech in 2007 and previously served as Senior Vice President of Development Operations from October 2014 to January 2017, as Vice President, Program Management and Business Operations from December 2012 to September 2014 and Senior Director, Project Management from August 2007 to December 2012. Prior to joining us, Mr. Westby served as Director, Project and Alliance Management at Pharmasset, Inc., a pharmaceutical company, from December 2005 to August 2007. He also served in positions of increasing responsibility at Eyetech Pharmaceuticals, Inc. from January 2002 to December 2005, including Director, Alliance & Project Management. Earlier in his career, Mr. Westby worked at Tunnell Consulting as a Senior Consultant. Mr. Westby received a B.S. in Physics from the State University of New York, College at Geneseo, an M.S. in Engineering Management from Drexel University and an M.B.A. from Columbia Business School.

        Barbara A. Wood has served as our Senior Vice President, General Counsel and Secretary since November 2013. Prior to joining us, Ms. Wood practiced law at Wood Legal, from January 2011 to November 2013. From April 2001 to December 2010, Ms. Wood served in varying roles at OSI Pharmaceuticals, Inc., most recently as Senior Vice President, General Counsel and Secretary. Before joining OSI, Ms. Wood was a partner at the New York firm of Squadron, Ellenoff, Plesent & Sheinfeld (now part of Hogan Lovells), focusing on mergers and acquisitions, biotechnology, licensing, securities and venture capital matters. Ms. Wood received her B.A. in Economics and Classics from Connecticut College and her J.D. from Columbia Law School.

        Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis, or CD&A, describes Ophthotech's philosophy, objectives, process, components and additional aspects of our fiscal year 2016 executive compensation program. It also discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers and the most important factors relevant to an analysis of these policies and decisions. In addition, this CD&A section outlines the rigorous re-evaluation of the compensation program and the steps taken by Ophthotech's compensation committee in setting 2017 compensation. This CD&A section provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to be read in conjunction with the tables which immediately follow this section and the accompanying narrative disclosure, which provide further historical compensation information for our 2016 named executive officers, or NEOs. Our 2016 NEOs are listed below:

Name	Title
Dr. David R. Guyer(1)	Chief Executive Officer and Chairman of our Board of Directors
Glenn P. Sblendorio(2)	President and Board Nominee; Former Chief Operating Officer, Chief Financial Officer and Treasurer
Barbara A. Wood	Senior Vice President, General Counsel and Secretary
Dr. Samir C. Patel(3)	Former President and Vice Chairman of our Board of Directors
Henric B. Bjarke(4)	Former Senior Vice President, Chief Commercial Officer
Michael G. Atieh(5)	Former Executive Vice President, Chief Financial and Business Officer

(1)
On April 24, 2017, we announced that Dr. Guyer will transition from Chief Executive Officer to the role of Executive Chairman effective as of July 1, 2017.

(2)
Mr. Sblendorio assumed the position of Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer effective as of April 1, 2016. He subsequently ceased to serve as Chief Operating Officer effective as of January 29, 2017 upon the appointment of Keith Westby to such position, and was appointed as President effective as of January 30, 2017. He ceased serving as Chief Financial Officer and Treasurer effective as of April 24, 2017 upon the appointment of Mr. Carroll to such positions. On April 24, 2017, we announced that Mr. Sblendorio will also assume the position of Chief Executive Officer effective as of July 1, 2017, in addition to his role as President, upon the transition of Dr. Guyer to Executive Chairman at such time.

(3)
Dr. Patel resigned as President and from our board effective as of January 13, 2017.

(4)
Mr. Bjarke ceased employment effective as of March 17, 2017.

(5)
Mr. Atieh retired effective as of March 31, 2016.

Executive Summary

        Business

        We are a biopharmaceutical company specializing in the development of novel therapeutics to treat ophthalmic diseases, with a focus on diseases of the back of the eye.

        To date, our primary focus has been on developing therapeutics for age-related macular degeneration, or AMD, which is a disorder of the central portion of the retina, known as the macula, that may result in blindness. Following our announcement in December 2016 that our two pivotal Phase 3 clinical trials for Fovista, an anti-platelet derived growth factor, or PDGF, aptamer, in combination with Lucentis® for the treatment of wet AMD, failed to meet their primary endpoint, we initiated a plan to review our strategic alternatives in order to maximize stockholder value and implement an updated business plan.

Leadership Transition

        On April 24, 2017, we announced that David R. Guyer, M.D. will transition from Chief Executive Officer to the role of Executive Chairman effective as of July 1, 2017, and that Glenn P. Sblendorio will assume the position of Chief Executive Officer at such time in addition to his role as President. Mr. Sblendorio was appointed as President effective as of January 30, 2017. Mr. Sblendorio previously served as Executive Vice President and Chief Operating Officer from April 1, 2016 to January 29, 2017, and as Chief Financial Officer and Treasurer from April 1, 2016 to April 24, 2017. Mr. Sblendorio is also nominated for election as a class I director at this year's Annual Meeting. Mr. Sblendorio previously served as a member of our board of directors from July 2013 through March 2016 prior to his joining us as an employee. Dr. Guyer has served as Chairman of our board of directors since our inception in January 2007 and as our Chief Executive Officer since April 2013.

        Effective as of April 24, 2017, David F. Carroll was promoted to Senior Vice President, Chief Financial Officer and Treasurer. Mr. Carroll joined Ophthotech in June 2016 and previously served as Senior Vice President of Finance. In addition, Keith Westby was promoted to Senior Vice President and Chief Operating Officer effective as of January 30, 2017. Mr. Westby joined Ophthotech in 2007 and previously served in a variety of operational roles, including most recently as Senior Vice President of Development Operations.

        On January 12, 2017, we entered into a Separation and Release of Claims Agreement with Samir C. Patel, M.D., pursuant to which Dr. Patel resigned from his employment with the company, as an officer of the company and as a member of the company's board of directors, effective as of January 13, 2017. Dr. Patel previously served as the company's President and Vice Chairman of the board of directors. Dr. Patel continues to provide consulting and advisory services to us. As a consultant, we continue to have access to Dr. Patel for continuity in the areas of biopharmaceutical research and development, business development, clinical development, clinical trial site selection, strategy, research, regulatory matters, recruitment, data analysis and medical affairs.

        On January 11, 2017, as part of a previously announced planned reduction in personnel, the board of directors determined that Henric B. Bjarke, our Senior Vice President and Chief Commercial Officer, would cease employment with the company effective as of March 17, 2017.

        On January 4, 2016, Michael Atieh announced his retirement as our Executive Vice President, Chief Financial and Business Officer. Mr. Atieh's retirement became effective as of March 31, 2016.

Components of Our 2016 Executive Compensation Program

        The primary elements of our executive compensation program are set forth below. These elements are designed to achieve the objectives of the program as described further below, with the components reflecting that the majority of the 2016 compensation of each NEO is variable and subject to the achievement of performance goals or stock price appreciation.

Element	Description	Strategic Role
Base Salary	Fixed cash compensation. Targeted generally within the range of the market median for 2016 based on each NEO's individual performance, skills, experience and internal equity.	Base salaries provide stable compensation to executive officers, allow Ophthotech to attract and retain capable executive talent and maintain a stable management team.
Short-Term Incentives: Annual Performance-based Cash Incentive Compensation
Annual cash incentives are awarded based on the achievement of corporate goals.

Qualitative performance objectives are annually pre-determined and based on achievement of specific milestones.

Award amounts subject to overall limits.

Annual cash incentive amounts are designed to motivate executive officers to achieve key milestones.
Long-term Incentives: Stock Options
Subject to time- or performance-based vesting conditions, stock options provide a right to purchase shares of Ophthotech's common stock at a specified price which is fixed at the time of grant during a specified period.
Recipients only realize value from stock options if the value of Ophthotech's common stock increases above its value on the date the option was granted and the recipient continues to provide services to the company through the vesting period. The value is solely tied to an increase in the company's stock price, aligning the interests of recipients with those of stockholders.

In addition, for so long as the outstanding option is vested but unexercised, the recipient may realize value if the value of the company's common stock continues to increase over the remainder of the term of the option. Stock options, therefore, promote the long view and motivate and reward the recipient for company performance not only over the vesting period, but over the whole term of the option.

Long-term Incentives: RSUs	Subject to time- or performance-based vesting conditions, restricted stock units (RSUs) are contractual rights to receive a specified number of shares of Ophthotech's common stock at a future date.	Attract and retain capable executive talent and encourage long-term decision making.

Compensation Decisions Relating to 2016

        The following provides a high level overview of the decisions with respect to 2016 compensation for our NEOs. Additional information, including specific compensation amounts, is provided in more detail below under "—Components of our Compensation Program" in this CD&A section.

Base Salaries

        In January 2016, our board of directors, following approval and recommendation from the compensation committee, approved increases in the annual base salaries of Dr. Guyer, Dr. Patel, Ms. Wood and Mr. Bjarke in order to provide each of these NEOs with base salaries that were competitive with the companies in our peer group. Mr. Atieh did not receive an increase in base salary because of his announced retirement effective as of March 31, 2016. The base salary for Mr. Sblendorio was set in connection with his appointment as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer effective as of April 1, 2016. We further increased the base salary for Dr. Patel in June 2016 in recognition of Dr. Patel's critical role with the company and his expected contribution to the achievement of corporate objectives.

Annual Cash Incentive

        Each executive officer is eligible to receive annual performance-based cash incentive compensation in an amount based on a percentage of his or her base salary. We increased the target annual cash incentive compensation opportunity for Dr. Guyer in January 2016 and for Dr. Patel in June 2016. The actual annual cash incentive amounts payable to our executive officers are based on achievement of stated annual corporate objectives. In February 2016, our board of directors approved our 2016 corporate objectives for our annual performance-based short-term cash incentive compensation program. These objectives generally related to the achievement of (1) clinical, regulatory and manufacturing milestones and pre-commercial activities with respect to Fovista, (2) pre-clinical and clinical milestones with respect to our product candidate Zimura® (avacincaptad pegol) and tivozanib and (3) company infrastructure, compliance and business development objectives. In December 2016, our board of directors, following approval and recommendation from the compensation committee, determined amounts payable to our NEOs for 2016 for performance-based cash incentives after taking into account our achievement of corporate goals and considering the results of our completed Phase 3 clinical trials of Fovista.

Annual Equity Awards

        In January 2016, as part of our annual grant process, our board of directors, following approval and recommendation from the compensation committee, approved the grant of options to purchase shares of our common stock and restricted stock units, or RSUs, to our NEOs. Each of the option awards vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date. Each of the option awards has an exercise price equal to the last reported sale price of our common stock on The NASDAQ Global Select Market on the date of grant. The RSU awards vest with respect to 25% of the award on each of the first, second, third and fourth anniversaries of the grant date.

  Special Equity Awards

        In June 2016, the compensation committee approved grants of RSUs with performance-based vesting criteria related to regulatory milestones for Fovista to Ophthotech employees, including our NEOs serving at that time. These performance-based awards were designed to provide additional retention incentives to our employees to ensure continuity and the caliber of talent we anticipated requiring to achieve our business and regulatory goals if we obtained favorable results from our Phase 3 clinical trials of Fovista. However, in light of our clinical trial setbacks in December 2016, the performance-based vesting criteria have a low likelihood of being achieved and our NEOs are unlikely to recognize any value from the grant.

Key Compensation Decisions and Actions After 2016

State of the Business

        Following our announcement in December 2016 that our two pivotal Phase 3 clinical trials of Fovista in combination with Lucentis for the treatment of wet AMD failed to meet their primary endpoint, we initiated a plan to review our strategic alternatives in order to maximize stockholder value, and to implement an updated business plan. Without limiting any option available to us, the principal focus of this plan, based on our deep expertise and experience in ophthalmology, is to actively explore obtaining rights to additional products, product candidates and technologies to treat ophthalmic diseases, particularly those of the back of the eye. We are also currently continuing to develop our product candidate Zimura, for the treatment of geographic atrophy, or GA, a form of dry AMD, and in combination with other drugs for the treatment of wet AMD, and are continuing our remaining Phase 3 Fovista clinical trial, OPH1004. We plan to reassess our existing Fovista and Zimura development programs throughout 2017 as the implementation of our updated business plan progresses and evolves, with the goal of aligning corporate resources in the context of a potentially broader product pipeline.

        As part of our strategic review, we may also consider other alternatives, including the acquisition of products, product candidates or technologies or other assets outside of ophthalmology, mergers or other transactions involving our company as a whole, collaboration transactions, or the license, sale or divestiture of some of our assets or technologies.

        Following the public announcement that our two completed pivotal Phase 3 clinical trials of Fovista failed to meet their primary endpoint, our stock price fell by 86%, from a closing price of $38.77 on December 9, 2016 to a closing price $5.29 on December 12, 2016. The equity market capitalization of the company decreased from $1.385 billion to $189 million during that timeframe.

Leadership Transition

        As described above, as part of implementing the updated business plan, the company made changes in its senior leadership and conducted a reduction in personnel. In April 2017, we announced that David R. Guyer, M.D. will transition from Chief Executive Officer to the role of Executive Chairman effective as of July 1, 2017, and that Glenn P. Sblendorio will assume the position of Chief Executive Officer at such time in addition to his role as President. In January 2017, our board of directors appointed Mr. Sblendorio as President. Mr. Sblendorio is also nominated for election as a class I director at this year's Annual Meeting. The board also promoted David F. Carroll to Senior Vice President, Chief Financial Officer and Treasurer and Keith Westby to Senior Vice President and Chief Operating Officer. Samir C. Patel, M.D. resigned from his positions as President and Vice Chairman of the board of directors. The board also determined that Henric B. Bjarke, our Chief Commercial Officer, would cease employment with the company in March 2017 as part of the reduction in force.

Compensation Committee Rigorous Re-Evaluation of Executive Compensation Program; 2017 Decisions

        In the wake of the clinical trial setbacks and in light of the current state of the company's business, the compensation committee sought to rigorously re-evaluate the company's executive compensation program prior to making decisions about 2017 compensation. To assist in this evaluation, the compensation committee retained its independent compensation consultant, Radford, a division of Aon Hewitt, which is a subsidiary of Aon plc, to make recommendations regarding a course of action for 2017. For 2017, the compensation committee determined to move away from a formal pay philosophy but to still continue to consider market data and other internal factors as described further below.

Peer Group

        Given the substantial decrease in the company's market capitalization, the compensation committee first reassessed the peer group used for reference in making decisions about executive compensation. The compensation committee sought to identify companies that fit the following parameters: biotechnology or pharmaceutical industry, Phase 2 or early Phase 3 stage of clinical development with a preference for companies that have experienced recent clinical setbacks, a market capitalization in the range of $100 million to $400 million, and less than 100 employees. Based on these parameters, the compensation committee retained only two of the companies in its previous peer group, and, after considering a number of companies with higher market values or in later stages of development, identified 18 additional companies that fit within the defined parameters. The company's market capitalization placed it very close to the median of the new peer group at the time of consideration. Radford also gathered competitive market data from the Radford Global Life Sciences survey, which was blended with data from public proxy filings to develop competitive market compensation data.

Base Salaries

        In light of the company having entered a rebuilding phase after the clinical trial setbacks, the compensation committee determined to freeze salaries and to forego merit increases for the NEOs at the beginning of 2017. Mr. Sblendorio's base salary will increase as of July 1, 2017 in connection with his promotion to Chief Executive Officer. Mr. Westby and Mr. Carroll also received base salary increases in connection with their promotions to executive officer positions.

Annual Performance-Based Short-Term Cash Incentive Compensation

        The company's target bonuses were found to align with the market 50th percentile, and, as such, at the beginning of 2017 the compensation committee similarly froze target bonus opportunities for the NEOs at prior year levels as a percentage of annual base salary. Mr. Sblendorio's target bonus will increase as of July 1, 2017 in connection with his promotion to Chief Executive Officer. Mr. Westby and Mr. Carroll also received increased target bonus opportunities in connection with their promotions to executive officer positions.

Long-Term Incentives

        Given the company's current profile and the current share price, and the planned reduction in force and resulting lower number of participants in the company's 2013 stock incentive plan, the compensation committee determined to transition to using 100% stock options for the long-term equity portion of its compensation program. Subject to their providing services during the applicable vesting period, recipients only realize value from stock options if the value of our common stock increases over the value of our common stock on the date the option is granted. Because the value of the award to the recipient is solely tied to an increase in the value of our common stock, the interests of recipients are aligned with those of stockholders. Also, options promote the long view and motivate and reward the recipient for company performance not only over the vesting period, but also over the whole term of the option. A long-term incentive approach using only stock options is consistent with 60% of peer companies, and 70% of peer companies use an approach in which at least 70% of total long-term incentive value is delivered in stock options. The stock options granted in January 2017 reflect our belief that stock options represent an excellent vehicle to give our executive officers an incentive to execute our plans and to strive to create stockholder value. In determining individual grant amounts for the Chief Executive Officer and the other NEOs, the compensation committee took into account several factors, including the effects of stock price volatility, striving to maintain a reasonable annual burn rate, delivering competitive equity levels and considerations specific to each individual.

Retention Bonuses

        In addition, the compensation committee determined that it was in the best interests of the company during a period of significant change to provide a meaningful ongoing incentive for our continuing NEOs to remain with the company in the form of retention bonuses. The compensation committee and the board of directors, in approving the retention plan, focused on the importance of and need to retain the services of our experienced management team in pursuing the company's corporate objectives and strategy. The compensation committee determined that the awards to the continuing NEOs would be payable 50% in cash and 50% in RSUs.

2016 Chief Executive Officer and NEO Pay Mix

        The figure below depicts the compensation committee's allocation of 2016 target total direct compensation for our Chief Executive Officer among base salary, the target cash amount for annual performance-based cash incentive compensation, and the target long-term equity in the form of options and RSUs under the company's equity incentive plan.

        The following figures provide an additional depiction of the compensation committee's allocation of 2016 target total direct compensation for our Chief Executive Officer and for our other NEOs among base salary and variable pay, consisting of short-term incentive compensation, or STI, based on the target cash amount for annual performance-based cash incentive compensation, and long-term incentive compensation, or LTI, based on the target long-term equity in the form of options and RSUs under the company's equity incentive plan. A sizeable majority of total direct compensation is variable, at risk pay, consistent with our pay-for-performance philosophy. Specifically, in 2016, 87% of the target total direct compensation of our Chief Executive Officer was at risk, and 75% of target total direct compensation of our other NEOs, on average, was at risk. We consider pay to be "at risk" if it is subject to performance-based payment or vesting conditions, or has a value dependent upon our share price.

        We have used general guidelines for allocating between short-term and long-term compensation for our executives.

  •
  In general, we have targeted between the 50th percentile and 60th percentile of companies in our peer group for short-term incentive compensation, which is generally paid in cash, and between the 50th percentile and 75th percentile of companies in our peer group for long-term incentive compensation, which is generally granted as equity awards.

  •
  Generally, compensation meaningfully above the 50th percentile of companies in our peer group for long-term equity incentive compensation is granted only for results that exceed performance expectations.

  •
  We generally strive to provide our executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance.

        Ultimately, the objective in allocating between short-term compensation (including base salary and short-term incentive compensation), which is paid currently, and long-term incentive compensation is to ensure adequate currently-paid base compensation to attract and retain personnel, rewarding for near term business expectations, and providing incentives to maximize long-term value for Ophthotech and our stockholders. Therefore, we provide cash compensation in the form of base salary, including merit increases where warranted, to meet competitive salary norms and reward good individual performance on an annual basis, and in the form of short-term incentive compensation to incentivize and reward superior performance as measured against specified annual corporate objectives. To further focus our executives on longer-term performance and the creation of stockholder value, we rely upon equity-based awards that typically vest over a four-year period. In addition, we provide our executives with benefits that are generally available to our salaried employees and severance benefits to incentivize them to continue to strive to achieve stockholder value in connection with change in control situations. See "Potential Payments Upon Termination or Change in Control" for a discussion of those benefits.

Realizable Pay Demonstrates Alignment

        The chart below shows our Chief Executive Officer's "realizable" compensation as compared to his target total direct compensation as reported in the Summary Compensation Table, or SCT, which immediately follows this CD&A section, averaged over the three year period ending in 2016, and also compared to our stock price. One of the key reasons that we have included this realizable compensation chart is that it illustrates the amount of compensation that the Chief Executive Officer has actually received or expects to actually receive, in contrast to the target total direct compensation, which reflects the methodology used in the SCT. We believe the chart provides useful supplemental information to assist our stockholders in understanding our executive compensation program.

        SCT compensation consists of (i) actual base salary; (ii) actual annual cash incentive received; and (iii) the value of all long-term incentive awards on the date of grant, calculated as required for the SCT, and averaged over the prior three years.

        Realizable pay consists of (i) actual base salary; (ii) actual annual cash incentive received; (iii) the value of long-term incentive awards on the vesting date (if vested) or on December 30, 2016 (if unvested) and February 27, 2017 (if unvested).

        The realizable amount of our long-term incentives for the Chief Executive Officer is significantly below the target opportunity, due to a combination of both performance and stock price factors. The RSUs granted in 2016 with performance-based vesting criteria related to regulatory milestones for Fovista have a low likelihood of vesting and the Chief Executive Officer is unlikely to recognize any value from the grant. Similarly, options granted with exercise prices set at the fair market value prior to December 2016 are under water and do not have any value. As such, we believe this chart demonstrates the strong alignment between our compensation program, amounts that are realizable by the Chief Executive Officer and the interests of our stockholders.

CEO Compensation
SCTvs. Realizable Pay
3 Year

Corporate Governance Practices

        We periodically assess, as part of our efforts to ensure that our compensation policies and practices are functioning to align our executive officers' interests with those of Ophthotech and our stockholders, the effectiveness of the performance of our compensation plans, policies and practices, and review risk mitigation and governance matters. In conjunction with this assessment and review, we have adopted the following best practices.

What We Do		What We Don't Do
✓	Align pay and performance	×	No immediate vesting ("single-trigger") of stock options or RSUs except for certain change-in-control transactions with termination and retirement situations
✓	Benchmark against peers whose profile, operations, and business markets share similarities with Ophthotech	×	No guaranteed annual bonuses
✓	Use equity for long-term incentive awards	×	No repricing or backdating of stock options
✓	Maintain an appropriate balance between short-term and long-term compensation which discourages short-term risk taking at the expense of long-term results	×	No excessive perquisites
✓	Implement overall limits to award amounts and vesting levels under annual cash incentives	×	No discounted stock options
✓	Engage an independent compensation consultant, who performs no other consulting work for Ophthotech	×	No highly leveraged incentive plans that encourage excessive risk taking
✓	Conduct annual risk assessments of our compensation policies and practices

2016 Say on Pay Results

        We pay careful attention to any feedback we receive from our stockholders about our executive compensation program. At our 2016 annual meeting, our say-on-pay proposal received support from 95% of the votes cast by our stockholders on the matter. Our compensation committee believes that the stockholders, through this advisory vote, generally endorsed our compensation philosophy and principles. Thus, our compensation committee maintained the basic structure and design of our executive compensation program for fiscal year 2016. Nevertheless, the company is committed to regular, ongoing engagement with stockholders to ensure that we continue to understand stockholder feedback about our compensation programs and other key matters of interest to them, and to enable us to take that feedback into consideration for our compensation decisions.

Compensation Philosophy and Objectives

Objectives and Philosophy of Our Executive Compensation Program

        The primary objectives of the compensation committee with respect to executive compensation are to:

  •
  attract, retain and motivate experienced and talented executives;

  •
  ensure executive compensation is aligned with our corporate strategies, development programs and business objectives;

  •
  foster a shared commitment among executives by aligning their performance with our corporate objectives;

  •
  promote the achievement of key strategic, development and operational performance measures by linking compensation to the achievement of measurable corporate objectives;

  •
  provide competitive cash compensation and an opportunity for above-market equity compensation based on performance; and

  •
  align the interests of our executives with our stockholders by rewarding performance that leads to the creation of stockholder value.

        To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels that are appropriate based on each executive's level of experience, performance, growth potential and responsibility and that the compensation committee believes are competitive with other companies in our industry that compete with us for executive talent. In addition, our executive compensation program ties a significant portion of each executive's overall compensation to the achievement of key corporate objectives, which reinforces a pay-for-performance culture within our company. We have previously provided a portion of our executive compensation in the form of stock options and RSUs that vest over time, including in 2016. For 2017, we have granted equity compensation in the form of stock options only. We believe that time-based vesting for these equity awards helps us retain our executives, reflects the extended nature of the product development cycle in our industry and allows our executives to participate in the longer term success of Ophthotech as reflected in potential appreciation of our stock price, thereby aligning our executives' interests with those of our stockholders. From time to time, to incentivize the achievement of critical milestones, we may also grant performance-based equity awards to our executives. We believe any such milestones would also be directly tied to the creation of stockholder value.

Compensation Determination Process

Role of the Compensation Committee and Our Chief Executive Officer

        Our compensation committee oversees our policies governing the compensation of our executive officers. Our compensation committee consists of three members of our board of directors, each of whom have extensive experience in our industry and is an "independent" director under applicable NASDAQ and SEC rules and an "outside director" under IRS rules. Our compensation committee uses its judgment and experience when determining the amount and appropriate mix of compensation for each of our executive officers. In addition, our Chief Executive Officer typically provides input and recommendations to the compensation committee on salary adjustments, annual performance-based short-term cash incentive compensation amounts and appropriate equity incentive compensation levels for executive officers other than himself. Our Chief Executive Officer supports his recommendations by taking into account each executive's performance in the past year, including the executive's individual contributions towards achieving our corporate objectives. In the wake of the clinical trial setbacks and in light of the current state of the company's business, for the 2016 performance-based short-term cash incentive compensation and 2017 equity awards, the compensation committee determined payouts and grants after taking into consideration input provided by the Chief Executive Officer and exercising further negative discretion with respect to award amounts.

        Our Chief Executive Officer also supports his recommendations by considering market data that is provided to us by Radford. Based on these recommendations, the compensation committee approves and makes recommendations to our full board of directors for approval of the overall compensation packages for each of our executive officers, including its approval and recommendation regarding our Chief Executive Officer's compensation package. In doing so, the compensation committee meets with our independent compensation consultant, in executive session, without management present. The board of directors has full discretion to approve or modify the recommendations of the compensation committee. Our Chief Executive Officer does not have any control over setting the amount or mix of his compensation and is not present when either the compensation committee or full board discusses his compensation.

        Pursuant to the authority granted to our compensation committee under its charter, our compensation committee gives approval to the grant of individual equity awards to our executive officers, typically subject to further board approval. The compensation committee periodically evaluates the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent, and it did so in early 2017, as described above.

Use of Compensation Consultants and Market Benchmarking

        In designing our executive compensation program, our compensation committee considers publicly available compensation data for U.S. companies in the biotechnology/pharmaceutical industry to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. Our compensation committee retains the services of Radford to provide it with comparative data on executive compensation practices in our industry and to advise it on our executive compensation program generally. Although the compensation committee considers the advice and recommendations from Radford when reviewing the executive compensation program, the compensation committee ultimately makes its own independent decisions about these compensation matters. None of the compensation committee members and none of our executive officers or directors have any personal relationship with Radford. In addition to the compensation consulting services provided by Radford to the compensation committee, we participate in and pay for the Radford Global Life Sciences Survey and we receive from Radford the results from such survey. With the approval of the compensation committee chair, Radford also provides consulting services to management regarding our non-executive compensation programs to ensure policy alignment between the executive and non-executive staff given the importance of teamwork across all aspects of the organization to reach our business objectives. The compensation committee has determined that no conflicts of interest exist between Ophthotech and Radford.

Peer Group Used for 2016 Compensation Decisions

        Our compensation committee uses peer groups to gather data to compare with our existing executive compensation practices and to guide future compensation decisions. Our compensation consultant also makes suggestions for changes to our executive compensation practices based on its industry knowledge, the data it provides to us as well as compensation trends in our industry. The compensation committee considers peer group and other industry compensation data and the recommendations of our compensation consultant when making decisions related to executive compensation, ultimately giving consideration to the competitiveness of our compensation program, internal perceptions of equity and individual circumstances.

        Our compensation committee, with input from our compensation consultant, established a peer group reflective of our company's stage of development to make compensation decisions for 2016. This peer group, which included a mix of biopharmaceutical companies and consisted primarily of companies whose lead products were in phase 3 clinical development at the time of selection, as well as some companies with marketed pharmaceutical products, was used to establish benchmark compensation levels within our industry and informed compensation decisions. This peer group for 2016 differed somewhat from the peer group used to make compensation decisions for 2015. Based on Radford's review, we added Chimerix, Inc. and Tesaro, Inc. to the 2016 peer group and removed two other companies from the 2015 peer group. Our 2016 peer group consisted of the following companies:

ACADIA Pharmaceuticals,	Ironwood Pharmaceuticals, Inc.
Ariad Pharmaceuticals, Inc.	Keryx Biopharmaceuticals, Inc.
Celldex Therapeutics, Inc.	Lexicon Pharmaceuticals, Inc.
Chimerix, Inc.	Ligand Pharmaceuticals Incorporated
Clovis Oncology, Inc.	Merrimack Pharmaceuticals, Inc.
Dyax Corp.	Nektar Therapeutics, Inc.
Exelixis, Inc.	Neurocrine Biosciences, Inc.
ImmunoGen, Inc.	Portola Pharmaceuticals, Inc.
Innoviva, Inc.	Puma Biotechnology, Inc.
Intercept Pharmaceuticals, Inc.	Tesaro, Inc.

        Our peer group is subject to change, and we expect that our compensation committee will continue to periodically review and update the list, as appropriate, according to the criteria listed above, as it did for 2017.

Annual Compensation Review Process

        In prior years, we evaluated each executive's performance for the completed year and assigned an individual performance rating. Our Chief Executive Officer, with respect to each executive other than himself, prepared a subjective, written evaluation based on his assessment of the executive's performance. This process led to an overall individual performance rating and a recommendation by our Chief Executive Officer to the compensation committee with respect to each executive officer, other than himself, as to:

  •
  the achievement of stated corporate performance objectives;

  •
  the level of contributions made to the general management and guidance of Ophthotech;

  •
  the need for salary increases;

  •
  the amount of short-term cash incentive compensation to be paid; and

  •
  whether or not equity awards should be made.

        These recommendations were reviewed by the compensation committee and taken into account when making a final determination as to its recommendation to the full board of directors regarding the overall compensation packages for our executive officers.

        In December 2016, we announced that our two completed pivotal Phase 3 clinical trials for Fovista failed to meet their primary endpoint, and our compensation committee used a modified approach to its compensation review process for the determination of 2017 base salaries, the determination of 2016 annual performance-based short-term cash incentive compensation payouts, and the determination of 2017 equity grants.

Risk Considerations in Our Compensation Program

        Our compensation committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

        We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for adverse risk caused by the action of our executives:

  •
  annual establishment of corporate and individual objectives for our performance-based cash bonus programs for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

  •
  the mix between fixed and variable, annual and long-term and cash and equity compensation are designed to encourage strategies and actions that balance our short-term and long-term best interests; and

  •
  equity awards generally vest over a period of time, which we believe encourages executives to take a long-term view of our business.

Components of Our Compensation Program

Components in General

        The primary elements of our executive compensation program are:

  •
  base salary;

  •
  annual performance-based short-term cash incentive compensation; and

  •
  equity incentive awards.

        We also provide broad-based health and welfare benefits and severance and change in control benefits.

Base Salary

        We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our NEOs typically are established through arm's length negotiation at the time the executive is hired, taking into account the position for which the executive is being considered and the executive's qualifications, prior experience and prior salary. None of our executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, our compensation committee reviews and evaluates, with input from our Chief Executive Officer, the need for adjustment of the base salaries of our executives based on changes and expected changes in the scope of an executive's responsibilities.

        The compensation committee also considers promotions, the individual contributions made by, and performance of, the executive during the prior year, the executive's performance over a period of years, overall labor market conditions, the relative ease or difficulty of replacing the executive with a well-qualified person, our overall growth and development as a company, general salary trends in our industry and among our peer group and where the executive's salary falls in the salary range presented by that data. In making decisions regarding salary increases, we may also draw upon the experience of members of our board of directors with other companies. We do not provide for any formulaic base salary increases for our NEOs.

        For 2016, the compensation committee approved and recommended annual base salaries for each of our then serving NEOs based on their overall individual performance in 2015, their increased level of experience and to ensure that their salaries remained competitive with those of similarly situated executives in our 2015 peer group. Mr. Sblendorio's annual base salary was set at the time he was appointed as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer. The actual salary paid to Mr. Sblendorio for 2016 was pro-rated to reflect his start date with us. Mr. Atieh did not receive an increase in base salary because of his announced retirement effective as of March 31, 2016. The foregoing discussion of annual base salaries does not include additional amounts paid as consulting fees to any of our NEOs during 2015 or 2016. Information with respect to consulting fees can be found in the Summary Compensation Table which immediately follows this CD&A section.

        The 2016 annual base salaries of our NEOs are set forth in the following table.

Name	2015 Base Salary ($)	2016 Base Salary ($)	% Change
Dr. David R. Guyer	600,000	625,200	4.2%
Glenn P. Sblendorio(1)	NA	495,000	NA
Barbara A. Wood	390,940	404,620	3.5%
Dr. Samir C. Patel(2)	486,450	625,200	22.2%
Henric B. Bjarke(3)	375,000	379,380	1.2%
Michael G. Atieh(4)	453,940	453,940	0.0%

(1)
Mr. Sblendorio assumed the position of Executive Vice President, Chief Operating Officer, Chief Financial and Treasurer effective as of April 1, 2016.

(2)
Dr. Patel's annual base salary was adjusted at the beginning of 2016 to $540,000 and again in June 2016 to $625,200 in recognition of Dr. Patel's critical role with the company and his expected contribution to the achievement of corporate objectives.

(3)
Mr. Bjarke joined us in 2015, and the adjustment to his base salary for 2016 took his start date into account.

(4)
Mr. Atieh retired effective as of March 31, 2016.

Annual Performance-Based Short-Term Cash Incentive Compensation

        We designed our annual performance-based cash incentive compensation program to emphasize pay-for-performance and to reward our NEOs for the achievement of specified annual corporate objectives. Satisfactory levels of individual performance must be achieved to warrant any payout under the program. Each executive officer is eligible to receive annual performance-based cash incentive compensation in an amount based on a percentage of his or her base salary.

        The actual annual cash incentive amounts payable to our executive officers are based on achievement of stated annual corporate objectives. Our compensation committee also has the authority to shift corporate objectives to subsequent years and to eliminate them for the current year's short-term cash incentive calculation if it determines that circumstances that were beyond the control of the executive were the primary cause of a goal being unattainable.

        Our annual corporate objectives have typically focused on the achievement of specific clinical, regulatory, operational and financial milestones, with a focus on the advancement of our product candidates in clinical development, the pursuit of various internal initiatives and ensuring the adequate funding of Ophthotech. For 2017, our corporate objectives focus on our review of strategic alternatives and implementation of an updated business plan. This includes exploring the possibility of obtaining rights to additional products, product candidates and technologies, reassessing our existing Fovista and Zimura development programs, adhering to our cash budget and promoting effectiveness and efficiency in a smaller organization. The corporate objectives are proposed by senior management each year and reviewed and approved by our compensation committee and board of directors in the beginning of the year, with such modifications as the compensation committee and board deem appropriate. The corporate objectives are designed to require significant effort and operational success on the part of our executives and Ophthotech, but also to be achievable with hard work and dedication.

        Each of our compensation committee and our board of directors has authority, in its sole discretion, to review and approve management's recommendation on how our company performed against its corporate objectives, with the full board of directors having ultimate authority. This authority includes the ability to weight the accomplishment of particular objectives at greater than 100% based on exceptional company performance, with an expectation that overall payouts will remain within a reasonable range of our peer group. Our compensation committee and our board of directors may also exercise discretion to reduce the payout of short-term cash incentive compensation, notwithstanding the achievement of corporate objectives, based on an evaluation of the overall performance of the company.

        The target levels for annual performance-based short-term cash incentive compensation for each executive officer are set by the compensation committee as a percentage of each executive officer's base salary. The percentages that were approved by our compensation committee were derived from peer group data that the compensation committee then interpreted to match the level of qualification and experience of the executive at Ophthotech as well as based on internal comparisons. For 2016, target percentages for annual performance-based short-term cash incentive compensation for our executives ranged from 40% to 65% of base salary. We increased the target percentage for Dr. Guyer in January 2016 and for Dr. Patel in June 2016. The 2016 target percentages for annual performance-based short-term cash incentive compensation for our NEOs who remained employed with us at the end of 2016 are set forth in the following table.

2016 Target
Dr. David R. Guyer	65%
Glenn P. Sblendorio	55%
Barbara A. Wood	40%
Dr. Samir C. Patel	65%
Henric B. Bjarke	40%

2016 Performance-Based Cash Incentive Compensation

        The compensation committee did not set any specific individual performance targets for the payment of cash incentive compensation to our NEOs in 2016. Instead, at the end of 2016, the compensation committee reviewed our company performance against our 2016 corporate objectives as well as the overall progress of our company. The 2016 corporate objectives established by our compensation committee and board of directors consisted of:

  •
  achieving timelines and other goals with respect to our three Phase 3 clinical trials for Fovista, including the enrollment of patients in preparation for the New Drug Application, or NDA, of Fovista, and the manufacture of sufficient quantities of active pharmaceutical ingredient of Fovista to support the Phase 3 trials;

  •
  preparation for validation manufacturing processes and pre-approval inspection readiness of our manufacturers, and development of second sources for manufacture;

  •
  initiation of and achievement of other goals with respect to additional clinical trials for Fovista;

  •
  initiation of and achievement of other goals with respect to clinical trials for Zimura;

  •
  execution of financing, investor relations and cultural assessment objectives; and

  •
  initiation of pre-commercial launch activities for Fovista, including review of messaging and launch strategies and tactics.

        In 2016, we moved forward our efforts to meet our clinical development and corporate goals. We met, and in some cases exceeded, these objectives. However, in December 2016, we announced that our two completed pivotal Phase 3 clinical trials for Fovista for the treatment of wet AMD failed to meet their primary endpoint. Based on our achievements throughout the year, the compensation committee rated our company performance at 100% in relation to our 2016 corporate objectives. However, considering the setbacks in connection with Fovista, the compensation committee exercised negative discretion and determined that payouts to our NEOs should instead be based on 80% of target amounts. The full board of directors subsequently approved this conclusion.

        The table below sets forth the payouts to our NEOs who remained employed with us at the end of 2016 under our annual performance-based short-term cash incentive compensation program.

Name	Base Salary ($)	Target Annual Cash Incentive (% of Base Salary)	Target Award ($)	Company Performance Factor	Payout ($)	Incentive Payout (% of Base Salary)
Dr. David R. Guyer	625,200	65%	406,380	80%	325,104	52%
Glenn P. Sblendorio(1)	495,000	55%	272,250	80%	163,350	33%
Barbara A. Wood	404,620	40%	161,848	80%	129,478	32%
Dr. Samir C. Patel	625,200	65%	406,380	80%	325,104	52%
Henric B. Bjarke	379,380	40%	151,752	80%	121,402	32%

(1)
The performance-based short-term cash incentive compensation for Mr. Sblendorio was pro-rated based on the start of his employment in April 2016.

Equity Incentive Awards

        Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity awards with a time-based or performance-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period.

        To date, we have used equity awards both to compensate our executive officers in the form of new hire grants in connection with the commencement of employment, as well as to provide additional, ongoing long-term incentives to our executive officers as our business has developed. In the future, we also generally plan to continue to grant equity awards on an annual basis to our executive officers.

        Typically, the stock options and RSUs we have granted to our executive officers vest over a period of four years. Vesting ceases upon termination of employment, and exercise rights, for options, cease shortly after termination of employment. Prior to the exercise of a stock option or settlement of an RSU, the holder has no rights as a stockholder with respect to the shares subject to such option or RSU, including voting rights or the right to receive dividends or dividend equivalents. We have historically granted stock options with exercise prices that are set at no less than the fair market value of shares of our common stock on the date of grant as determined by reference to the closing market price of our common stock on the date of grant. In 2017, we only granted stock options, and we did not grant RSUs as part of our regular annual equity award process. See "—Compensation

Determination Process—Key Compensation Decisions and Action After 2016" above in this CD&A section.

New Hire Equity Awards

        We determine whether to grant a new hire equity award in connection with the commencement of an executive's employment on a case-by-case basis under the specific hiring circumstances. The size of each new hire award is established through arm's length negotiation at the time the executive is hired, taking into account the position for which the executive is being considered and the executive's qualifications, prior experience and equity holdings at prior companies, as well as external factors such as market demand. Mr. Sblendorio received a new-hire grant of options to purchase 150,000 shares of common stock and 75,000 RSUs effective April 1, 2016. The option award vests with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date. The option award has an exercise price equal to the last reported sale price of our common stock on The NASDAQ Global Select Market on the date of grant. The RSUs vest with respect to 25% of the award on each of the first, second, third and fourth anniversaries of the grant date.

Annual Equity Awards

        In determining the size of the annual equity awards granted to our NEOs, our compensation committee considers recommendations developed by our compensation consultant, including information regarding comparative stock ownership of, and equity awards received by, executives at companies in our peer group and our industry. In addition, our compensation committee considers each executive's individual performance rating, the amount of equity previously awarded to such executive and the future vesting of such awards, as well as our overall corporate performance and the potential for enhancing the creation of value for our stockholders.

        Our practice through the beginning of 2016 was to grant annual equity awards for a given year effective on the first business day of such year. The grant date fair values of equity awards granted to our NEOs as of the first business day of 2016 are included in the amounts set forth in the "Summary Compensation Table" which immediately follows this CD&A section.

  Annual Equity Awards Granted as of January 4, 2016

        In January 2016, as part of our annual grant process, our compensation committee approved the grant of options to purchase shares of our common stock and RSUs to the NEOs listed in the table below in the amounts set forth in the table. Each of the option awards vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date. Each of the option awards has an exercise price of $73.22 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on January 4, 2016, the date of grant. The RSU awards vest with respect to 25% of the award on each of the first, second, third and fourth anniversaries of the grant date.

Name	Number of Shares Underlying Stock Option Grant	Number of Shares Underlying RSU Grant
Dr. David R. Guyer	95,000	25,000
Barbara A. Wood	19,200	4,800
Dr. Samir C. Patel(1)	78,700	19,700
Henric B. Bjarke(2)	11,300	2,800

(1)
The board also approved, effective as of January 4, 2016, additional special equity awards to Dr. Patel of 16,300 stock options and 5,300 RSUs, with the same vesting terms and exercise price as described above. These special equity awards were in recognition of Dr. Patel's particular efforts relating to timely initiation and enrollment of clinical trials. The aggregate amount of the annual and special awards to Dr. Patel were 95,000 stock options and 25,000 RSUs.

(2)
Mr. Bjarke joined Ophthotech in August 2015. The grants of stock options and RSUs reflect the pro-rated portion of the prior year during which Mr. Bjarke served as our Senior Vice President, Chief Commercial Officer.

        In making these annual equity awards, our compensation committee considered, among other things, the Black Scholes value of the annual equity awards and the size of the annual equity awards as a percentage of our company's outstanding stock, dilution to existing stockholders and the retention value in the outstanding equity program based on the value of outstanding unvested awards, all of which were considered in light of individual and company performance. Based on the recommendation of our Chief Executive Officer, and in consideration of our company's performance against our 2015 corporate objectives, our compensation committee determined that it would be appropriate to grant equity awards in a range between the 60th percentile and 75th percentile of companies in our peer group in effect at that time. To promote our philosophy of providing the potential for above-market equity compensation based on performance, individual equity awards were adjusted within the peer group range based on the individual performance rating of each NEO.

        The mix of stock options and RSUs granted in January 2016 reflected our perspective at that time that a mix of compensation components incentivizes consistently strong performance. Our approach reflected what we believe is a balanced equity mix between options and RSUs, providing executives with exposure to downside stock-price risk, while taking into consideration overall dilution levels and our limited equity pool available under our stock incentive plan, especially in light of our significant growth in company-wide headcount in 2015, and while still providing for overall long-term equity incentive compensation within the 60th percentile to 75th percentile range based on 2015 peer group analysis.

  Additional Special Equity Award

        Effective June 6, 2016, the compensation committee approved grants of RSUs with performance-based vesting criteria related to regulatory milestones for Fovista to Ophthotech employees, including our NEOs serving at that time. These performance-based awards were designed to provide additional retention incentives to our employees to ensure continuity and the caliber of talent we anticipated requiring to achieve our business and regulatory goals if we obtained favorable results from our Phase 3 clinical trials of Fovista. However, in light of our clinical trial setbacks in December 2016, the performance-based vesting criteria have a low likelihood of being achieved and our NEOs are unlikely to recognize any value from the grant. The compensation committee approved the grant of RSUs to the NEOs listed in the table below in the amounts set forth in the table.

Name	Number of Shares Underlying RSU Grant
Dr. David R. Guyer	25,000
Dr. Samir C. Patel	25,000
Glenn P. Sblendorio	8,900
Barbara Wood	4,800
Henric B. Bjarke	8,400

  Annual Equity Awards Granted as of January 30, 2017

        In January 2017, as part of our annual grant process, our compensation committee approved the grant of options to purchase shares of our common stock to the NEOs listed in the table below in the amounts set forth in the table. Each of these option awards will vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date. Each of the option awards has an exercise price of $4.52 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on January 30, 2017, the date of grant.

Name	Number of Shares Underlying Stock Option Grant
Dr. David R. Guyer	260,000
Glenn P. Sblendorio	260,000
Barbara A. Wood	38,000

        In making these annual equity awards, our compensation committee considered a number of factors, including dilution to existing stockholders and the retention value in the outstanding equity program based on the value of outstanding unvested awards. In consideration of our company's performance against our 2016 corporate objectives, our compensation committee determined that it would be appropriate to grant equity awards in an amount corresponding to the 60th percentile of companies in our 2017 peer group. To promote our philosophy of providing the potential for above-market equity compensation based on performance, individual equity awards were adjusted within the peer group range based on the individual performance rating of each NEO.

        Given the company's current profile and the current share price, and the planned reduction in force and resulting lower number of participants in the company's 2013 stock incentive plan, the compensation committee determined to transition to using 100% stock options for the long-term equity portion of its compensation program for 2017. The stock options granted in January 2017 reflect our belief that stock options represent an excellent vehicle to give our executives an incentive to execute our plans and to strive to create stockholder value.

Retention Arrangements

        In January 2017 the compensation committee also determined that it was in the best interests of the company during a period of significant change to provide a meaningful ongoing incentive for our continuing NEOs to remain with the company in the form of retention bonuses. The compensation committee and the board of directors, in approving the retention plan, focused on the importance of and need to retain the services of our experienced management team in pursuing the company's updated corporate objectives and strategy. The compensation committee determined that the awards to the continuing NEOs would be payable 50% in cash and 50% in RSUs.

        On January 11, 2017, the board of directors approved a retention bonus for the NEOs listed in the table below in the amounts set forth in the table. These bonuses are in addition to regular annual bonuses.

Name	Number of Shares Underlying RSU Grant	Cash Award ($)
Dr. David R. Guyer	60,960	304,785
Glenn P. Sblendorio	40,840	204,188
Barbara A. Wood	24,280	121,386

        The cash portion of the retention bonuses is payable in two equal installments on or within 30 days following June 30, 2017 and December 29, 2017, subject to such executive officer's continued employment with the company through each such payment date or otherwise in the event that prior to such payment date either (1) such executive officer is terminated other than for cause or (2) there is a Change in Control Event (as defined in the company's 2013 Stock Incentive Plan, as amended). The RSU awards have a grant date of January 17, 2017. Subject to such executive officer's continued employment with the company and the other terms and conditions under the company's 2013 Stock Incentive Plan and such executive officer's employment agreement, each RSU award will vest with respect to 50% of the shares subject to the award on each of June 30, 2017 and December 29, 2017.

Leadership Transitions

David R. Guyer, M.D.'s Transition to Executive Chairman

        On April 24, 2017, we announced that Dr. Guyer will transition from Chief Executive Officer to the role of Executive Chairman effective as of July 1, 2017. In connection with this transition, on April 24, 2017, we entered into a letter agreement with Dr. Guyer to amend certain provisions of his existing offer letter agreement dated as of April 26, 2013, and previously amended as of February 26, 2015. The letter agreement provides for at-will employment, with an initial annual base salary of $625,000 through December 31, 2017, with an adjustment to an annual base salary of $525,000 effective January 1, 2018. In addition, Dr. Guyer will be eligible for an annual target short-term cash incentive compensation opportunity of up to 65% of base salary for calendar year 2017, and an annual target short-term cash incentive compensation opportunity of up to 50% of base salary for each calendar year beginning with calendar year 2018. Dr. Guyer will also remain eligible to participate in the employee benefit programs generally available to employees of the company.

        The letter agreement also amends and restates Dr. Guyer's existing severance arrangements with us. Pursuant to the letter agreement, in the event that Dr. Guyer's employment is terminated without "cause" (as such term is defined in the letter agreement) or if Dr. Guyer terminates his employment for any reason, Dr. Guyer will be entitled to receive an amount equal to 12 months of his base salary (at the greater of an annualized base salary rate of $625,000 or his then-current annualized base salary rate); a pro-rated portion of his target annual short-term cash incentive opportunity for the year in which his employment is terminated (at the greater of a 65% target bonus rate or his then-current target bonus rate); and continued coverage, at our expense, under the company's medical and dental benefit plans to the extent permitted under such plans for a period of 12 months immediately following the date of the termination of Dr. Guyer's employment. These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of us and our affiliates. In addition, if Dr. Guyer's employment is terminated without "cause" or for "good reason" within one year following a "change in control event" (as each such term is defined in the letter agreement), Dr. Guyer is entitled to full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time.

Glenn P. Sblendorio's Assumption of Positions of Chief Executive Officer and President; Previous Appointment as Chief Operating Officer and Chief Financial Officer

        On January 4, 2016, Mr. Sblendorio was appointed Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the company. He commenced employment in such capacity on April 1, 2016. He subsequently ceased to serve as Chief Operating Officer effective as of January 29, 2017 upon the appointment of Keith Westby to such position, and was appointed as President effective as of January 30, 2017. He ceased serving as Chief Financial Officer and Treasurer effective as of April 24, 2017 upon the appointment of David Carroll to such positions. On April 24, 2017, we announced that Mr. Sblendorio will also assume the position of Chief Executive Officer effective as of July 1, 2017, in addition to his role as President, upon the transition of Dr. Guyer to Executive Chairman at such time,

        We entered into an offer letter agreement with Mr. Sblendorio on January 4, 2016 providing for at-will employment, an annual base salary of $495,000, target annual short-term cash incentive compensation opportunity of up to 55% of base salary, and eligibility to participate in the employee benefit programs of the company generally available to employees of the company. Pursuant to the offer letter agreement, effective as of April 1, 2016, Mr. Sblendorio also received equity awards as described above under "—Equity Incentive Awards—New Hire Awards." In addition, Mr. Sblendorio received a sign-on bonus of $100,000.

        On April 24, 2017, we entered into a letter agreement with Mr. Sblendorio to amend certain provisions of his existing offer letter agreement in anticipation of his assuming the role of Chief Executive Officer. This amendment provides for at-will employment, an annual base salary of $625,000 effective as of the effective date of Mr. Sblendorio's promotion to Chief Executive Officer, and target annual short-term cash incentive compensation opportunity of up to 65% of base salary. Mr. Sblendorio will also remain eligible to participate in the employee benefit programs generally available to employees of the company. In addition, Mr. Sblendorio has been granted certain severance benefits as described below under "Executive Compensation—Potential Payments Upon Termination or Change in Control."

        Mr. Sblendorio also has exclusive access to a corporate apartment in New York, New York, near our corporate headquarters, for his personal use. The rental expense for the apartment is approximately $7,400 per month.

David F. Carroll's Assumption of Position of Chief Financial Officer

        Effective as of April 24, 2017, Mr. Carroll was promoted to Senior Vice President, Chief Financial Officer and Treasurer. Mr. Carroll joined Ophthotech on June 24, 2016 and previously served as Senior Vice President of Finance.

        In connection with his appointment, our board, following approval and recommendation from the compensation committee, approved an increase in Mr. Carroll's annual base salary to $375,000 and an increase in his annual target short-term cash incentive compensation to 40% of base salary. Mr. Carroll will be granted a nonstatutory stock option to purchase up to 63,500 shares of our common stock at a per share exercise price equal to the closing price of our common stock on the grant date of April 24, 2017. The option award will vest over a four-year period, with 25% of the shares underlying the option vesting on the first anniversary of the grant date and the remainder of the shares vesting in equal monthly amounts thereafter until the fourth anniversary of the grant date, subject to continued service with the company. In addition, the board approved certain severance benefits for Mr. Carroll as described below under "Executive Compensation—Severance and Change in Control Agreement with Mr. Carroll."

Keith Westby's Assumption of Position of Chief Operating Officer

        In addition, Mr. Westby was promoted to Senior Vice President and Chief Operating Officer effective as of January 30, 2017. Mr. Westby joined Ophthotech in 2007 and previously served in a variety of operational roles, including most recently as Senior Vice President of Development Operations.

        In connection with his appointment, our board, following approval and recommendation from compensation committee, approved an increase in Mr. Westby's annual base salary to $325,000 and an increase in his annual target short-term cash incentive compensation to 40% of base salary. In addition, the board approved certain severance benefits for Mr. Westby as described below under "Executive Compensation—Severance and Change in Control Agreement with Mr. Westby."

Resignation of Samir C. Patel, M.D.

        On January 12, 2017, we entered into a Separation and Release of Claims Agreement with Dr. Patel, pursuant to which Dr. Patel resigned from his employment with the company, as an officer of the company and as a member of the company's board of directors, effective as of January 13, 2017. Dr. Patel previously served as the company's President and Vice Chairman of the board of directors. Dr. Patel continues to provide consulting and advisory services to us under a Consulting Agreement, effective as of January 13, 2017. Dr. Patel has agreed to provide consulting and advisory services, as directed by the company's Chief Executive Officer, in areas which may include, without limitation, biopharmaceutical research and development, business development, clinical development, clinical trial site selection, strategy, research, regulatory matters, recruitment, data analysis and medical affairs.

        Under the Separation Agreement, Dr. Patel is entitled to receive the following severance benefits: (1) payment of his base salary of $52,083 per month for 12 months; (2) payment of $14,469, representing a pro-rated portion of his target annual bonus for 2017; and (3) ongoing healthcare coverage, or payment of monthly premiums for healthcare coverage, for up to 12 months. The severance benefits will be provided to Dr. Patel after the earlier to occur of the end of the consultation period under the Consulting Agreement and his "separation from service" from the company as defined in applicable Treasury regulations. Under the Consulting Agreement, Dr. Patel receives consulting fees of $41,667 per month plus ongoing healthcare coverage (or reimbursement or payment of premiums for healthcare coverage), and the equity grants to him that are outstanding remain outstanding and will vest, if at all, in accordance with their terms.

Departure of Henric B. Bjarke

        On January 11, 2017, as part of a previously announced planned reduction in personnel, the board of directors determined that Mr. Bjarke, our Senior Vice President and Chief Commercial Officer, would cease employment with the company effective as of March 17, 2017. Under his employment arrangements with the company, Mr. Bjarke received the following severance benefits: (1) payment of an amount equal to 12 months of his base salary; (2) a pro-rated portion of his target annual bonus for 2017; and (3) reimbursement for monthly premiums for healthcare coverage for up to 12 months immediately following termination of his employment.

Retirement of Mr. Michael Atieh

        On January 4, 2016, Mr. Atieh announced his retirement as Executive Vice President, Chief Financial and Business Officer and Treasurer. Mr. Atieh's retirement became effective as of March 31, 2016. In connection with the notification by Mr. Atieh of his decision to retire, we entered into a Separation Agreement and General Release with Mr. Atieh. Under the Separation Agreement, Mr. Atieh received the following severance and other benefits following the end of his employment: (1) a lump sum payment in the amount of $453,940, consisting of 12 months of Mr. Atieh's annual base salary; (2) a lump sum payment of $113,484, consisting of Mr. Atieh's pro-rata target short-term cash incentive compensation for 2016; (3) reimbursement for COBRA coverage under company-subsidized health benefits for a period of 18 months or, if earlier, until the end of the calendar month in which Mr. Atieh becomes eligible to receive health benefits under another employee benefit plan; (4) a lump sum payment in respect of company-subsidized medical coverage for Mr. Atieh and his spouse through the date Mr. Atieh becomes eligible for Medicare (less any amounts payable for COBRA coverage for such period); and (5) continued exercisability through September 30, 2019 of stock options and RSUs that are vested as of the end of the period in which Mr. Atieh provided consulting services to the company as described below.

        Pursuant to the terms of the Separation Agreement, following the end of his employment, Mr. Atieh agreed to provide certain advisory and other consulting services to the company on an as-needed basis until September 30, 2016. As compensation for such services, (1) for consulting services provided prior to June 30, 2016, Mr. Atieh was compensated a monthly fee equal to $37,828, and (2) for consulting services provided from July 1, 2016 through September 30, 2016, Mr. Atieh was compensated a monthly fee of $1,000.

Additional Compensation Policies and Practices

Limits on Hedging and Pledging

        As part of our insider trading policy, all employees, including executive officers, and members of our board of directors are prohibited from engaging in certain types of hedging transactions involving our securities, specifically short sales, including short sales "against the box," and purchases or sales of puts, calls or other derivative securities. Our insider trading policy also prohibits certain types of pledges of our securities by all employees, including executive officers, and members of our board of directors, specifically purchases of our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan, with an exception for pledges of our securities as collateral for a loan only after certain prerequisites are met and only with the pre-approval of our Chief Financial Officer or General Counsel.

Clawback Policy

        Effective in March 2017, our board of directors adopted a clawback policy to which all equity and non-equity incentive-based compensation granted after the policy's adoption, including stock options awarded as compensation, is subject. The policy provides that if both (1) an accounting restatement is required due to our material noncompliance with any financial reporting requirement under the U.S. federal securities laws and (2) the board of directors (or a duly established committee thereof), in its sole discretion, determines that an act or omission of a current or former executive officer contributed to the circumstances requiring the restatement and that such act or omission involved fraud or intentional misconduct, then we will use reasonable efforts to recover from such person up to 100% of any incentive-based compensation from the company during the three-year period preceding the date on which we are required to prepare such accounting restatement.

Stock Retention and Ownership Guidelines

        Effective in March 2017, our board of directors adopted stock retention and ownership guidelines applicable to our executive officers and directors. Under these guidelines, the covered persons will be required to acquire shares of our common stock or other equity rights equal in value to three times (3x) annual base salary in the case of our Chief Executive Officer and Executive Chairman, one times (1x) annual base salary in the case of our other executive officers and three times (3x) the annual cash retainer in the case of non-employee directors. The covered persons serving as of the date of initial adoption of the guidelines are expected to meet these ownership guidelines by January 1, 2023 in the case of our Chief Executive Officer, Executive Chairman and non-employee directors or January 1, 2025 in the case of our other executive officers. Newly hired and newly promoted executive officers and newly elected directors are expected to meet these ownership guidelines within five years in the case of the Chief Executive Officer, Executive Chairman and non-employee directors or seven years in the case of other executive officers from the date of hire, promotion or initial election, as applicable. In the event of an increase in an executive officer's annual base salary or a non-employee director's annual cash retainer, as applicable, he or she will have two years from the time of the increase to acquire any additional shares needed to meet the ownership guidelines.

        Vested stock options and RSUs subject to time based vesting are included (and deemed to be held by the covered person) for purposes of determining satisfaction of the ownership guidelines based on 70% of their net value as determined in accordance with the guidelines. Unvested stock options and equity awards subject to performance-based vesting are not included for purposes of determining satisfaction of the ownership guidelines.

        If an executive officer or director does not satisfy the ownership guideline under the review procedures set forth in the guidelines following the conclusion of any applicable phase-in period, then the covered person is expected to thereafter retain all shares of common stock (vested or unvested) held by the covered person as of that time, and at least 75% of the net after-tax shares of common stock thereafter acquired, until such time as the covered person satisfies the ownership guideline.

        In addition, until a covered person satisfies the ownership guidelines, there is an expectation that, among other things, each executive officer and director will retain at least 50% of the net after-tax shares received upon the exercise or vesting of any equity award granted by the company as compensation for a period of at least one year from the vesting date. If a covered person thereafter satisfies the ownership guidelines, then the retention expectation shall cease to be applicable for the ensuing year and the covered person may dispose of shares in an amount that would allow such person to remain in compliance with the ownership guidelines.

Tax and Accounting Considerations

        Section 162(m) of the Code, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid to each of our Chief Executive Officer and our three other most highly paid executive officers (other than our Chief Financial Officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We intend to periodically review the potential consequences of Section 162(m), and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation will remain tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

        We account for equity compensation paid to our employees in accordance with FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718, which requires us to measure and recognize compensation expense in our financial statements for all stock-based payments based on an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.

Severance and Change in Control Benefits

        Pursuant to employment agreements or arrangements we have entered into with our executive officers, our executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of Ophthotech. Please refer to "Material Terms of Employment Agreements—Employment Agreements"

for a more detailed discussion of these benefits. We have provided estimates of the value of the severance payments and other benefits that would have been made or provided to executive officers under various termination circumstances under the caption "Potential Payments Upon Termination or Change in Control" below.

        We believe that providing these benefits helps us compete for executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives of our publicly traded peer companies.

        We have structured our change in control benefits as "double trigger" benefits. In other words, the change in control does not itself trigger benefits. Rather, benefits are paid only if the employment of the executive officer is terminated during a specified period after the change in control. We believe that a "double trigger" benefit maximizes stockholder value because it prevents an unintended windfall to executive officers in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

Benefits and Other Compensation

        We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, group life insurance, accidental death, dismemberment insurance, long- and short-term disability insurance, and a 401(k) plan. All of our executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The compensation committee in its discretion may revise, amend or add to the NEO's benefits and perquisites if it deems it advisable.

        In particular circumstances, we may agree to reimburse an executive officer for certain expenses, such as commuting or travel expenses, or provide corporate housing as an additional incentive to join Ophthotech in a position where there is high market demand. Whether such expenses are covered and the amount of the reimbursement is determined on a case-by-case basis under the specific hiring circumstances.

401(k) Retirement Plan

        We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,000 in 2016 (or $24,000 for employees over 50 years of age), and have the amount of the reduction contributed to the 401(k) plan. We match 100% of an employee's contributions to the 401(k) plan up to the first 2% of the employee's salary, and 50% of the employee's contributions up to the next 4% of the employee's salary, up to a maximum amount of $8,000 per employee.

Pension Benefits

        We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

        We do not maintain any nonqualified deferred compensation plans.

Rule 10b5-1 Sales Plans

        Some of our senior employees, including our NEOs, and directors have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. These plans were adopted when such employees or directors were not in possession of material, nonpublic information and in accordance with our insider trading policy. Our directors and other senior employees may also adopt such plans in the future. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or employee when entering into the plan, without further direction from the director or employee. It also is possible that the director or employee could amend or terminate any such plan when not in possession of material, nonpublic information and otherwise in accordance with our insider trading policy. In addition, our directors and employees, including our NEOs, may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information and otherwise in accordance with our insider trading policy.

Compensation Committee Report

        The compensation committee of the board of directors of Ophthotech Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Ophthotech's management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Ophthotech's Annual Report on Form 10-K for the year ended December 31, 2016.

        By the Compensation Committee of the Board of Directors of Ophthotech Corporation.

David E. Redlick Thomas Dyrberg, M.D., D.M.Sc. Michael Ross, Ph.D.

Summary Compensation Table

        The following table sets forth information regarding compensation awarded to, earned by or paid to our NEOs during the years ended December 31, 2016, December 31, 2015 and December 31, 2014.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David R. Guyer, M.D.(5)	2016	625,200	—	3,291,750	4,448,530	325,104	10,405	8,700,989
Chief Executive	2015	600,000	—	1,048,800	2,713,323	486,000	18,758	4,866,882
Officer	2014	545,000	—	—	3,983,910	523,200	8,000	5,060,110
Samir C. Patel, M.D.(6)	2016	591,231	—	3,291,750	4,448,530	325,104	31,455	8,688,070
Former President	2015	486,450	—	4,511,600	2,312,997	361,190	9,038	7,681,275
	2014	470,000	60,000	—	3,187,128	376,000	—	4,093,128
Glenn P. Sblendorio Sblendorio(7)	2016	373,154	100,000	3,887,705	4,256,339	163,350	98,356	8,878,904
President and
Former Chief Operating Officer, Chief Financial Officer, Treasurer
Barbara A. Wood	2016	404,620	—	632,016	899,190	129,478	17,337	2,082,641
Senior Vice President,	2015	390,940	—	250,800	667,211	211,110	8,000	1,528,061
General Counsel	2014	372,311	60,000	—	335,815	240,000	8,000	1,016,126
Henric B. Bjarke(8)	2016	379,380	—	695,996	529,211	121,402	97,856	1,823,845
Former Senior Vice	2015	110,817	35,000	—	3,364,698	67,500	45,576	3,623,591
President, Chief
Commercial Officer
Michael G. Atieh(9)	2016	111,739	—	—	—	—	806,085	917,824
Former Executive	2015	453,940	—	77,520	192,750	306,410	153,181	1,183,801
Vice President,	2014	114,231	—	—	5,257,724	90,000	29,529	5,491,484
Chief Financial
Officer

(1)
The amounts reported in the "Bonus" column reflect discretionary bonus amounts. Specifically, we paid Dr. Patel $60,000 and Ms. Wood $60,000 in recognition of their role and contributions in connection with our entry into a Licensing and Commercialization Agreement with Novartis Pharma AG, in May 2014. We paid Mr. Sblendorio $100,000 as a sign-on bonus upon his joining Ophthotech in April 2016. We paid Mr. Bjarke $35,000 as a sign-on bonus upon his joining Ophthotech in August 2015.

(2)
The amounts reported in the "Stock Awards" and "Option Awards" columns reflect the aggregate fair value of share-based compensation granted during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, or ASC, Topic 718. See Note 2 to our audited financial statements appearing in our Annual Report on Form 10-K, which was filed with the SEC on February 28, 2017, regarding assumptions underlying the valuation of equity awards.

(3)
The amounts reported in the "Non-Equity Incentive Plan Compensation" column represent awards to our NEOs under our annual performance-based short-term cash incentive program.

(4)
The compensation included in the "All Other Compensation" column for 2016 includes matching contributions that we made under our 401(k) plan of $8,000 for Dr. Guyer, $8,000 for Dr. Patel, $8,000 for Mr. Sblendorio, $4,222 for Mr. Atieh, $8,000 for Mr. Bjarke and $8,000 for Ms. Wood. "All Other Compensation" for 2016 also includes housing payments of $80,837 for Mr. Sblendorio, commuting expense payments of $21,265 for Mr. Atieh, vacation carry-over payouts of $21,378 for Dr. Patel, $9,519 for Mr. Sblendorio, $14,507 for Mr. Bjarke, $7,781 for Ms. Wood, and $17,459 for Mr. Atieh, additional salary payments on account of a change in payroll practices of $2,405 for Dr. Guyer, $2,077 for Dr. Patel, $1,459 for Mr. Bjarke, $1,556 for Ms. Wood, and $1,746 for Mr. Atieh, and relocation expense payments of $73,890 for Mr. Bjarke, as well as retirement and consulting payments made to Mr. Atieh (see Note (9) below). The compensation included in the "All Other Compensation" column for 2015 includes matching contributions that we made under our 401(k) plan of $8,000 for Dr. Guyer, $8,000 for Mr. Atieh, $3,271 for Mr. Bjarke and $8,000 for Ms. Wood. "All Other Compensation" for 2015 also includes $10,758 in personal network and home security expenses for Dr. Guyer, vacation carry-over payouts of $9,038 for Dr. Patel, $8,730 for Mr. Atieh, and $7,212 for Mr. Bjarke, commuting expense payments of $132,845 and legal expense payments of $3,606 for Mr. Atieh and relocation expense payments of $35,093 for Mr. Bjarke. For 2014, the compensation included in the "All Other Compensation" column includes matching contributions that we made under our 401(k) plan of $8,000 for Dr. Guyer, $5,529 for Mr. Atieh and $8,000 for Ms. Wood, and commuting expense payments of $24,000 for Mr. Atieh.

(5)
Dr. Guyer also serves as a member of our board of directors but does not receive any additional compensation for his service as a director.

(6)
Dr. Patel also served as a member of our board of directors during 2016 but did not receive any additional compensation for his service as a director. Dr. Patel's annual salary was increased from $540,000 to $625,200, effective as of June 2016.

(7)
Mr. Sblendorio joined Ophthotech as our Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer in April 2016. The salary information and non-equity incentive plan compensation provided for 2016 represents the pro-rated portion of Mr. Sblendorio's annual salary of $495,000 attributable to the portion of the year during which Mr. Sblendorio served as our Executive Vice President, Chief Financial Operating Officer, Chief Financial Officer and Treasurer.

(8)
Mr. Bjarke joined Ophthotech as our Senior Vice President, Chief Commercial Officer in August 2015. The salary information and the non-equity incentive plan compensation reflected for 2015 reflect the pro-rated portion of Mr. Bjarke's annual salary of $375,000 attributable to the portion of the year during which Mr. Bjarke served as our Senior Vice President, Chief Commercial Officer.

(9)
Mr. Atieh was appointed as our Executive Vice President, Chief Financial and Business Officer in September 2014 and served in such capacity until his retirement in March 2016. The salary information provided for 2016 represents the pro-rated portion of Mr. Atieh's annual salary of $453,940 attributable to the portion of the year during which Mr. Atieh served as our Executive Vice President, Chief Financial and Business Officer. In addition, in connection with his retirement from Ophthotech, Mr. Atieh received $585,535 in aggregate cash payments in 2016, which amount is included in "All Other Compensation." Upon his retirement, Mr. Atieh also became entitled to continued coverage, at our expense, under our medical and dental benefit plans for 18 months immediately following the termination of his employment. Aggregate expenses for 2016 of $59,374 under this arrangement, together with additional payments of $116,484 made to Mr. Atieh following his retirement for providing certain advisory and other consulting services to Ophthotech, are also included in "All Other Compensation." See "Compensation Discussion and Analysis—Leadership Transitions—Retirement of Mr. Michael Atieh" above for further information regarding Mr. Atieh's retirement. The salary information provided for 2014 represents the pro-rated portion of Mr. Atieh's annual salary of $450,000 attributable to the portion of the year during which Mr. Atieh served as our Executive Vice President, Chief Financial and Business Officer.

Grants of Plan-Based Awards Table

        The following table sets forth information regarding grants of plan-based awards to our NEOs during 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Maximum Payout Under Non-Equity Incentive Plan Awards ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ share)(2)	Grant Date Fair Value of Stock and Options Awards(3)
David R. Guyer	—	406,380	711,165	—	—	—	—
	1/4/2016	—	—	—	95,000	$73.22	4,448,530
	1/4/2016	—	—	25,000	—	$73.22	1,830,500
	6/6/2016	—	—	25,000	—	$58.45	1,461,250
Samir C. Patel	—	406,380	711,165	—	—	—	—
	1/4/2016	—	—	—	95,000	$73.22	4,448,530
	1/4/2016	—	—	25,000	—	$73.22	1,830,500
	6/6/2016	—	—	25,000	—	$58.45	1,461,250
Glenn P. Sblendorio	—	205,235	359,161	—	—	—	—
	4/1/2016	—	—	—	150,000	$44.90	4,256,339
	4/1/2016	—	—	75,000	—	$44.90	3,367,500
	6/6/2016	—	—	8,900	—	$58.45	520,205
Barbara A. Wood	—	161,848	283,234	—	—	—	—
	1/4/2016	—	—	—	19,200	$73.22	899,190
	1/4/2016	—	—	4,800	—	$73.22	351,456
	6/6/2016	—	—	4,800	—	$58.45	280,560
Henric B. Bjarke	—	151,752	265,566	—	—	—	—
	1/4/2016	—	—	—	11,300	$73.22	529,211
	1/4/2016	—	—	2,800	—	$73.22	205,016
	6/6/2016	—	—	8,400	—	$58.45	490,980
Michael G. Atieh(4)	—	—	—	—	—	—	—

(1)
Represents the target payout levels under our annual performance-based short-term cash incentive program. Target payouts for Dr. Guyer, Dr. Patel, Mr. Sblendorio, Ms. Wood and Mr. Bjarke represented 65%, 65%, 55%, 40%, and 40% of base salary in 2016, respectively. The target payout under our annual performance-based short-term cash incentive program for Mr. Sblendorio is presented as pro-rated to reflect his start date with us. The actual payout with respect to each NEO is shown above in the "Summary Compensation Table" in the column titled "Non-Equity Incentive Plan Compensation." The annual performance-based short-term cash incentive program did not have threshold payout levels, as the determination of the level of achievement of corporate objectives was subjective and subject to the discretion of our compensation committee and board of directors. Maximum payouts under the annual performance-based short-term cash incentive program for 2016 were capped at 175% of the target award. Additional information regarding the design of our annual performance-based short-term cash incentive program, including a description of the corporate objectives applicable to 2016 awards, is described above in "Compensation Discussion and Analysis—Annual performance-based short-term cash incentive compensation."

(2)
The exercise price per share of each option award is equal to the closing market price of our common stock on the date of grant.

(3)
The amounts in the "Grant Date Fair Value of Stock and Option Awards" column reflect the grant date fair value of stock and option awards granted in 2016 calculated in accordance with ASC 718.

(4)
Mr. Atieh did not receive any plan-based awards in 2016.

Outstanding Equity Awards as of December 31, 2016

        The following table sets forth information regarding outstanding stock options and restricted stock unit awards held by our NEOs as of December 31, 2016:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
David R. Guyer, M.D.	49,389	56,247	(1)	$10.03	4/25/2023	—		—
	127,604	47,396	(2)	$31.29	1/1/2024	—		—
	43,844	47,656	(3)	$45.60	1/1/2025	—		—
	—	95,000	(4)	73.22	1/3/2026	—		—
	—	—		—	—	17,250	(5)	83,318
	—	—		—	—	25,000	(5)	120,750
	—	—		—	—	25,000	(6)	120,750
Samir C. Patel, M.D.	8,292	5,922	(7)	$13.21	5/28/2023	—		—
	—	56,858	(8)	$13.21	5/28/2023	—		—
	35,000	37,917	(2)	$31.29	1/1/2024	—		—
	37,375	40,625	(3)	$45.60	1/1/2025	—		—
	—	95,000	(4)	$73.22	1/3/2026	—		—
	—	—		—	—	14,625	(5)	70,639
	—	—		—	—	25,000	(5)	120,750
	—	—		—	—	25,000	(6)	120,750
Glenn P. Sblendorio	11,084	—	(9)	$13.22	7/8/2023	—		—
	6,949	—	(9)	$33.27	10/22/2023	—		—
	15,000	—	(9)	$37.00	5/20/2024	—		—
	7,000	—	(9)	$48.30	6/3/2025	—		—
	—	150,000	(10)	$44.90	3/31/2026	—		—
	—	—		—	—	75,000	(11)	362,250
	—	—		—	—	8,900	(6)	42,987
Barbara A. Wood	42,958	16,042	(12)	$24.49	11/17/2023	—		—
	3,645	1,355	(2)	$31.29	1/1/2024	—		—
	6,667	3,333	(13)	$31.98	4/6/2024	—		—
	10,781	11,719	(3)	$45.60	1/1/2025	—		—
	—	19,200	(4)	$73.22	1/3/2026	—		—
	—	—		—	—	4,125	(5)	19,924
	—	—		—	—	4,800	(5)	23,184
	—	—		—	—	4,800	(6)	23,184
Henric B. Bjarke	40,000	80,000	(14)	$44.03	8/30/2025	—		—
	—	11,300	(4)	$73.22	1/3/2026	—		—
	—	—		—	—	2,800	(5)	13,524
	—	—		—	—	8,400	(6)	40,572
Michael G. Atieh	100,000	—	(15)	$38.93	9/30/2019	—		—
	2,708	—	(15)	$45.60	9/30/2019	—		—

(1)
The unvested shares vest monthly in approximately equal amounts through April 2017.

(2)
The unvested shares vest in approximately equal amounts through January 2018.

(3)
The unvested shares vest in approximately equal amounts through January 2019.

(4)
The unvested shares vest over four years, with 25% vesting in January 2017 and the remaining unvested shares vesting monthly in approximately equal amounts through January 2020.

(5)
These restricted stock units vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant.

(6)
These restricted stock units are subject to performance-based vesting. The unvested shares vest upon the occurrence of certain milestones.

(7)
The unvested shares vest monthly in approximately equal amounts through May 2017.

(8)
This option is subject to performance-based vesting. The unvested shares vest upon the occurrence of certain milestones.

(9)
These options were granted in connection with Mr. Sblendorio's service on our board of directors and are fully vested.

(10)
The unvested shares vest over four years, with 25% vesting in April 2017 and the remaining unvested shares vesting monthly in approximately equal amounts through April 2020.

(11)
These restricted stock units vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant.

(12)
The unvested shares vest in approximately equal amounts through November 2017.

(13)
The unvested shares vest monthly in approximately equal amounts through April 2018.

(14)
The unvested shares vest monthly in approximately equal amounts through August 2019.

(15)
Pursuant to our agreement with him, Mr. Atieh's outstanding options ceased vesting on September 30, 2016 and remain exercisable through September 30, 2019.

Option Exercises and Stock Vested Table

        The following table sets forth information regarding stock options exercised by our NEOs during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David R. Guyer	201,228	7,868,519	5,750	451,548
Samir C. Patel	12,466	468,621	44,875	2,462,034
Glenn P. Sblendorio	—	—	1,750	93,363
Henric B. Bjarke	—	—	—	—
Barbara A. Wood	1,000	51,880	1,375	107,979
Michael G. Atieh	—	—	425	33,375

See "Compensation Discussion and Analysis—Additional Narrative Disclosure—Amended and Restated 2007 Plan" and "Additional Narrative Disclosure—2013 Stock Incentive Plan" for a description of our equity incentive plans. See "Outstanding Equity Awards as of December 31, 2016" for information regarding the number of awards outstanding under these plans as of December 31, 2016.

Material Terms of Employment Agreements

        We have entered into employment offer letters with each of our executive officers. The employment offer letters do not have a stated term and provide for at-will employment, meaning the executive officer or we may terminate the employment arrangement at any time. The employment offer letters generally establish each executive officer's title and compensation arrangements, including annual base salary and minimum target amount for annual performance-based short-term cash incentive compensation, as a percentage of annual base salary, as well as eligibility for welfare and other benefit programs and commuting and relocation expense payments. Annual base salaries and minimum target amounts for annual performance-based short-term cash incentive compensation are subject to review and adjustment by our compensation committee and our board of directors, as described above under "Compensation Discussion and Analysis."

        Each of our executive officers is eligible, either directly under his or her agreement or offer letter or through separate agreements with us, to receive certain benefits upon termination of employment under specified conditions, as summarized below under "Potential Payments Upon Termination or Change in Control." In addition, each of our executive officers is subject to invention assignment, non-disclosure, non-competition and non-solicitation agreements and is party to an indemnification agreement with us.

Potential Payments Upon Termination or Change in Control

        Our stock incentive plans provide for the acceleration of vesting with respect to certain awards upon the termination of employment of any of our employees, including our NEOs, under specified circumstances. In addition, upon execution and effectiveness of a separation agreement and release of claims, each NEO is entitled to severance payments if his or her employment is terminated under specified circumstances.

        The severance and change in control benefits available as of December 31, 2016 to each of our NEOs are described below:

        Dr. Guyer.    In the event that Dr. Guyer's employment is terminated without cause or if Dr. Guyer terminates his employment with us for good reason within one year following a change in control event (as each such term is defined in the relevant letter agreements between him and us), Dr. Guyer is entitled to receive an amount equal to 24 months of his base salary; 2.0 times his target annual performance-based short-term cash incentive opportunity for the year in which his employment terminates; continued coverage, at our expense, under our medical and dental benefit plans for 24 months immediately following the termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Dr. Guyer's employment is terminated without cause or if Dr. Guyer terminates his employment with Ophthotech for good reason, before or more than one year following a change in control event, Dr. Guyer is entitled to receive an amount equal to 12 months of his base salary; a pro-rated portion of his target annual performance-based short-term cash incentive opportunity for the year in which his employment terminates; and continued coverage, at our expense, under Ophthotech's medical and dental benefit plans for 12 months immediately following the date of termination of his employment.

        Upon the occurrence of a change in control event, as defined in our amended and restated 2007 stock incentive plan, as amended, or the 2007 plan, subject to Dr. Guyer's continued employment as of the date of such event, or termination of Dr. Guyer's employment by us without cause within 75 days prior to (and in contemplation of) such event, the options awarded to Dr. Guyer in connection with his appointment as Chief Executive Officer in April 2013 become immediately exercisable in full with respect to all the unvested shares subject to such options.

        To the extent that any payment, benefit, or distribution (or combination thereof) by us or any of our affiliates to Dr. Guyer pursuant to his agreements with us or any other agreement, plan or arrangement would be subject to the excise tax imposed by Section 4999 of the Code, Dr. Guyer is entitled to receive an amount that, after payment of all applicable taxes by Dr. Guyer, is equal to the excise tax and any other applicable interest or penalties that Dr. Guyer may owe in connection with such payments, benefits or distributions.

        As described under "Compensation Discussion and Analysis—Leadership Transitions—David R. Guyer, M.D.'s Transition to Executive Chairman" above, Dr. Guyer's severance and change in control benefits were amended as of April 24, 2017 in connection with his transition to Executive Chairman.

        Mr. Sblendorio.    In the event that Mr. Sblendorio's employment is terminated without cause or if Mr. Sblendorio terminates his employment with us for good reason, within one year following a change in control event (as each such term is defined in the relevant letter agreements between him and us), Mr. Sblendorio is entitled to receive an amount equal to 12 months of his base salary; his target annual performance-based short-term cash incentive opportunity for the year in which his employment is terminated; provided Mr. Sblendorio elects to continue his and his eligible dependents' participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Sblendorio's employment is terminated without cause or if Mr. Sblendorio terminates his employment with us for good reason, absent a change in control event, Mr. Sblendorio is entitled to receive an amount equal to 12 months of his base salary; a pro-rated portion of his target annual performance-based short-term cash incentive opportunity for the year in which his employment terminates; and provided Mr. Sblendorio elects to continue his and his eligible dependents' participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment.

        Ms. Wood.    In the event that Ms. Wood's employment is terminated without cause or if Ms. Wood terminates her employment with us for good reason, within one year following a change in control event (as each such term is defined in the relevant letter agreements between her and us), Ms. Wood is entitled to receive an amount equal to 12 months of her base salary; her target annual performance-based short-term cash incentive opportunity for the year in which her employment is terminated; provided Ms. Wood elects to continue her and her eligible dependents' participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of her employment; and full acceleration of vesting of any then-unvested equity awards held by her that vest solely based on the passage of time. In the event that Ms. Wood's employment is terminated without cause or if Ms. Wood terminates her employment with us for good reason, before or more than one year following a change in control event, Ms. Wood is entitled to receive an amount equal to 12 months of her base salary; a pro-rated portion of her target annual performance-based short-term cash incentive opportunity for the year in which her employment terminates; and provided Ms. Wood elects to continue her and her eligible dependents' participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of her employment.

        In addition, until their respective termination of services with our company in January 2017, NEOs Dr. Patel and Mr. Bjarke were entitled to the following severance and change in control benefits:

        Dr. Patel.    In the event that Dr. Patel's employment was terminated without cause or if Dr. Patel terminated his employment with us for good reason, each as defined in his employment agreement, within one year following a change in control (as such term was defined in his employment agreement with us), Dr. Patel was entitled to receive an amount equal to 18 months of his base salary; 1.5 times his target annual performance-based short-term cash incentive opportunity for the year in which his employment was terminated; provided Dr. Patel elected to continue his and his eligible dependents' participation in our medical and dental benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), reimbursement for monthly premium payments to continue such coverage for up to 18 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Dr. Patel's employment was terminated without cause or if Dr. Patel terminated his employment with us for good reason, before or more than one year following a change in control, Dr. Patel was entitled to receive 12 months' base salary; a pro-rated portion of his target annual performance-based short-term cash incentive opportunity for the year in which his employment terminated; and provided Dr. Patel elected to continue his and his eligible dependents' participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following the date of termination of his employment.

        Mr. Bjarke.    In the event that Mr. Bjarke's employment was terminated without cause or if Mr. Bjarke terminated his employment with us for good reason, within one year following a change in control event (as each such term is defined in the letter agreements between him and us), Mr. Bjarke was entitled to receive an amount equal to 12 months of his base salary; his target annual performance-based short-term cash incentive opportunity for the year in which his employment was terminated; provided Mr. Bjarke elected to continue his and his eligible dependents' participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Bjarke's employment was terminated without cause or if Mr. Bjarke terminated his employment with us for good reason, before or more than one year following a change in control event, Mr. Bjarke was entitled to receive an amount equal to 12 months of his base salary; a pro-rated portion of his target annual performance-based short-term cash incentive opportunity for the year in which his employment terminated; and provided Mr. Bjarke elected to continue his and his eligible dependents' participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment.

        See "Compensation Discussion and Analysis—Leadership Transitions—Resignation of Samir C. Patel, M.D." above for further information regarding Dr. Patel's resignation, and "Compensation Discussion and Analysis—Leadership Transitions—Departure of Henric B. Bjarke" above for further information regarding Mr. Bjarke's cessation of employment.

        The following tables set forth information regarding potential payments that each NEO who was serving as an executive officer as of December 31, 2016 would have received if the NEO's employment had terminated as of December 31, 2016 under the circumstances set forth below.

	Termination Without Cause or For Good Reason Prior to a Change in Control or more than 12 Months Following a Change in Control
Name	Cash Payment ($)(1)	Value of Benefits ($)
David R. Guyer	1,031,580	32,509
Samir C. Patel	1,031,580	32,509
Glenn P. Sblendorio	767,250	23,770
Barbara A. Wood	566,468	32,509
Henric B. Bjarke	531,132	32,509

(1)
Cash payments are based on 12 months' base salary and the target annual performance-based short-term cash incentive opportunity for each NEO. According to the terms of his employment agreement with us, Dr. Patel's payment would be paid over 12 months' time. Payments for all other NEOs would be made in a single lump sum.

	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control
Name	Cash Payment ($)(1)	Value of Stock Options with Accelerated Vesting ($)(2)	Value of Stock Awards with Accelerated Vesting ($)(3)	Value of Benefits ($)
David R. Guyer(4)	2,063,160	—	204,068	65,019
Samir C. Patel	1,547,370	—	191,389	48,764
Glenn P. Sblendorio	767,250	—	362,250	35,655
Barbara A. Wood	566,468	—	43,108	32,509
Henric B. Bjarke	531,132	—	13,524	32,509

(1)
Cash payments include a multiple of each NEO's base salary and target annual performance-based short-term cash incentive opportunity. As of December 31, 2016, the base salary and target annual performance-based short-term cash incentive multiple for Dr. Guyer was 2.0 times, for Dr. Patel was 1.5 times and for each of Messrs. Sblendorio and Bjarke and Ms. Wood was 1.0 times.

(2)
The value of stock options with accelerated vesting represents the value of unvested stock options, calculated by multiplying the number of shares subject to the accelerated portion of the option by the amount by which $4.83, the closing market price of our common stock on December 31, 2016, exceeds the exercise price of such option.

(3)
The value of restricted stock units with accelerated vesting represents the value of unvested restricted stock units, calculated by multiplying the number of shares subject to the accelerated portion of the restricted stock units by $4.83, the closing market price of our common stock on December 31, 2016.

(4)
Pursuant to the terms of the employment offer letter entered into in connection with Dr. Guyer's appointment as our Chief Executive Officer prior to our initial public offering in April 2013, Dr. Guyer is entitled to receive gross-up payments for excise taxes imposed by Section 4999 of the Code. No such gross-up payments, however, would have been payable upon his termination without cause or resignation for good reason within twelve months following a change in control on December 31, 2016, as Dr. Guyer would not have received any "parachute payments" within the meaning of Section 280G of the Code if such termination had occurred on such date.

Severance and Change in Control Agreement with Mr. Westby

        In connection with Mr. Westby's appointment as Senior Vice President, Chief Operating Officer, he entered into a severance agreement with us on February 2, 2017. In the event that Mr. Westby's employment is terminated without cause or if Mr. Westby terminates his employment for good reason within one year following a "change in control event" (as such term is defined in our 2013 Stock Incentive Plan), Mr. Westby will be entitled to receive an amount equal to 9 months of his base salary; his target annual performance-based short-term cash incentive opportunity for the year in which his employment is terminated; provided Mr. Westby elects to continue his and his eligible dependents' participation in Ophthotech's medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Westby's employment is terminated without cause or if Mr. Westby terminates his employment with Ophthotech for good reason absent a "change in control event," Mr. Westby will be entitled to receive an amount equal to 9 months of his base salary; a pro-rated portion of his target annual performance-based short-term cash incentive opportunity for the year in which his employment terminates; and provided Mr. Westby elects to continue his and his eligible dependents" participation in Ophthotech's medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment.

Severance and Change in Control Agreement with Mr. Carroll

        In connection with Mr. Carroll's appointment as Senior Vice President, Chief Financial Officer and Treasurer, our board, following approval and recommendation by our compensation committee, approved the following severance benefits for Mr. Carroll. In the event that Mr. Carroll's employment is terminated without cause or if Mr. Carroll terminates his employment for good reason within one year following a "change in control event" (as such term is defined in our 2013 Stock Incentive Plan), Mr. Carroll will be entitled to receive an amount equal to 9 months of his base salary; his target annual performance-based short-term cash incentive opportunity for the year in which his employment is terminated; provided Mr. Carroll elects to continue his and his eligible dependents' participation in Ophthotech's medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Carroll's employment is terminated without cause or if Mr. Carroll terminates his employment with Ophthotech for good reason absent a "change in control event," Mr. Carroll will be entitled to receive an amount equal to 9 months of his base salary; a pro-rated portion of his target annual performance-based short-term cash incentive opportunity for the year in which his employment terminates; and provided Mr. Carroll elects to continue his and his eligible dependents" participation in Ophthotech's medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment. These severance benefits will be memorialized in a severance agreement to be entered into with Mr. Carroll.

Additional Narrative Disclosure

        See "Compensation Discussion and Analysis—Benefits and Other Compensation" for a discussion of our 401(k) retirement plan available to all employees including our NEOs.

Amended and Restated 2007 Stock Incentive Plan

        Our amended and restated 2007 stock incentive plan, referred to as the 2007 plan, was initially adopted by our board of directors and approved by our stockholders in December 2007. Following our initial public offering, we no longer grant awards under the 2007 plan. The 2007 plan provided for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards and other stock-based awards. Our employees, officers, directors, consultants and advisors were eligible to receive awards under our 2007 plan; however, incentive stock options could only be granted to our employees.

        The type of award granted under our 2007 plan and the terms of such award are set forth in the applicable award agreement.

        Upon the occurrence of a merger or consolidation of the company with or into another entity, as a result of which all of the outstanding shares of our common stock are exchanged for cash, securities or other property or are cancelled, or any exchange of all of the outstanding shares of our common stock for cash, securities or other property pursuant to a share exchange transaction or upon a liquidation or dissolution of the company, our board of directors may take any one or more of the following actions:

  •
  provide that awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

  •
  upon written notice to a plan participant, provide that the participant's unexercised awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specified period;

  •
  provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such transaction;

  •
  in the event that, under the terms of the transaction, holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the transaction, make or provide for a cash payment to a plan participant with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award;

  •
  provide that, in connection with a liquidation or dissolution of the company, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); or

  •
  any combination of the foregoing.

        Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.

        Pursuant to the terms of the 2007 plan, if, on or prior to the first anniversary of a change in control event (as defined in the 2007 plan), the employment of a plan participant is terminated for good reason by the participant or without cause by the company, as such terms are defined in the 2007 plan:

  •
  all unvested options then held by such participant shall immediately become exercisable in full; and

  •
  all restricted stock then held by such participant shall immediately become free from all conditions or restrictions.

        Our board of directors may at any time provide that any award will become immediately exercisable in full or in part, free from some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

2013 Stock Incentive Plan

        Our board of directors adopted and our stockholders approved the 2013 stock incentive plan in August 2013. The 2013 stock incentive plan became effective immediately prior to the closing of our initial public offering on September 30, 2013. In June 2015, our board of directors adopted a first amendment to the 2013 stock incentive plan.

        The 2013 stock incentive plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock-based awards. The number of shares of our common stock that are reserved for issuance under the 2013 stock incentive plan is the sum of (1) the number of shares (up to 3,362,256 shares) equal to the sum of 739,317, which was the number of shares of our common stock available for issuance under the 2007 plan at the time of the completion of our initial public offering, and the number of shares of our common stock subject to outstanding awards under the 2007 plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right plus (2) an annual increase, to be added the first day of each fiscal year, beginning with the fiscal year ending December 31, 2014 and continuing until, and including, the fiscal year ending December 31, 2023, equal to the lowest of 2,542,372 shares of our common stock,

4% of the number of shares of our common stock outstanding on the first day of the fiscal year and an amount determined by our board of directors. Annual increases under the evergreen provisions of the 2013 stock incentive plan have resulted in the addition of an aggregate of approximately 5,454,000 additional shares to the 2013 stock incentive plan, including for 2017, an increase of approximately 1,429,000 shares, or 4% of the total number of shares of our common stock outstanding as of January 1, 2017.

        Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2013 stock incentive plan. However, incentive stock options may only be granted to our employees.

        Pursuant to the terms of the 2013 stock incentive plan, our compensation committee, pursuant to authority delegated to it by our board of directors, administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determines:

  •
  the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

  •
  the type of options to be granted;

  •
  the duration of options, which may not be in excess of ten years;

  •
  the exercise price of options, which must be at least equal to the fair market value of our common stock on the date of grant; and

  •
  the number of shares of our common stock subject to and the terms of any stock appreciation rights, restricted stock awards, restricted stock units or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, measurement price, issue price and repurchase price (though the measurement price of stock appreciation rights must be at least equal to the fair market value of our common stock on the date of grant and the duration of such awards may not be in excess of ten years).

        The compensation committee of our board of directors has also delegated authority to our Chief Executive Officer to grant awards under the 2013 stock incentive plan. Our Chief Executive Officer has the power to make awards to all of our employees, except our officers or any other employee with the title of Vice President or above (i.e., Senior Vice President, Executive Vice President or President). Our compensation committee has fixed the terms of the awards to be granted by our Chief Executive Officer, including the exercise price of such awards (which will be the fair market value of our common stock on the date of grant), and the maximum number of shares subject to awards that our Chief Executive Officer may make in a single grant to any one person in any calendar year, and the maximum number of shares subject to awards, in the aggregate, in any one year.

        Upon a merger or other reorganization event (as defined in our 2013 stock incentive plan), our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2013 stock incentive plan as to some or all outstanding awards other than restricted stock:

  •
  provide that all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or successor corporation (or an affiliate thereof);

  •
  upon written notice to a participant, provide that all of the participant's unvested and/or unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant;

  •
  provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon such reorganization event;

  •
  in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award; and/or

  •
  provide that, in connection with a liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings).

        Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.

        In the case of certain restricted stock units, no assumption or substitution is permitted, and the restricted stock units will instead be settled in accordance with the terms of the applicable restricted stock unit agreement.

        Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding awards of restricted stock will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted or exchanged pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the award of restricted stock.

        At any time, our board of directors may, in its sole discretion, provide that any award under the 2013 stock incentive plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

        In addition, the 2013 stock incentive plan provides that, notwithstanding the provisions of the plan that may apply upon a reorganization event and except as otherwise provided for in the instrument evidencing an option, award of restricted stock or award of restricted stock units or any other agreement between us and the participant, upon the occurrence of a change in control event (as defined in the 2013 stock incentive plan) each option shall become immediately exercisable and each award of restricted stock and of restricted stock units that vest solely based on the passage of time shall become immediately free from all conditions and restrictions, if, in each case, the employment of the participant holding such award is terminated by us (or our acquirer or successor) without cause (as defined in the 2013 stock incentive plan) or by the participant for good reason (as defined in the 2013 stock incentive plan), on or prior to the first anniversary of the date of the change in control event. Our board of directors may specify in an award at the time of grant the effect of a change in control event on any stock appreciation right, restricted stock unit that includes vesting criteria other than solely the passage of time or other stock-based award.

        No award may be granted under the 2013 stock incentive plan on or after August 26, 2023. Our board of directors may amend, suspend or terminate the 2013 stock incentive plan at any time, except that stockholder approval may be required to comply with applicable law or stock market requirements.

2016 Employee Stock Purchase Plan

        Our board of directors adopted our 2016 employee stock purchase plan, or ESPP, in April 2016. The ESPP became effective following approval by our stockholders at our 2016 annual meeting in June 2016. The initial offering period under the ESPP began on September 16, 2016, and a subsequent offering period began on March 16, 2017.

Eligibility

        All employees of the company and any subsidiary of the company designated by our board or a committee appointed by our board are eligible to participate provided that they work twenty hours or more per week and for more than five months in a calendar year, are employees for at least one month prior to enrolling in the ESPP and are employees on the first day of the applicable offering period. In addition, no employee can be granted an option under the ESPP that would result in the employee owning shares and/or options to purchase shares representing five percent or more of the total combined voting power or value of all classes of our outstanding capital stock. The company retains the discretion to determine which eligible employees may participate in any offering under the ESPP pursuant to and consistent with the Treasury Regulations issued under Section 423 of the Code.

ESPP Operation

        The ESPP permits eligible employees to purchase shares of our common stock at a discount. Eligible employees may elect to participate by completing an enrollment form, timely filing it with our payroll office and authorizing after-tax payroll deductions from their pay. Participants can elect to contribute up to 20 percent (in whole percentages only) of their compensation (as defined in the ESPP) received on each pay day during the offering period. The board or a committee appointed by our board may, at its discretion, designate a lower maximum contribution rate, and the minimum payroll deduction is such percentage of compensation as may be established by the board or a committee appointed by our board from time to time.

        The ESPP is implemented through consecutive six-month offering periods. The ESPP provides that such offering periods will commence on the first business day on or after September 16 and March 16 of each year. Our board or a committee appointed by our board may, in its discretion, choose a different offering period of not more than 12 months and/or choose a different commencement date for offerings under the ESPP.

        On the first day of each offering period, each employee who is enrolled in the ESPP will automatically receive an option to purchase, on the last business day of the offering period, up to that number of shares of our common stock determined by multiplying $2,083 by the number of full months in the offering period and dividing the result by the closing price of our common stock on the first day of the offering period, or such lesser number of shares set by the board or a committee appointed by our board. However, no eligible employee may be granted an option under the ESPP that permits the employee's rights to purchase shares of our common stock under the ESPP to accrue at a rate that exceeds $25,000 of the fair market value (based on the value of the stock on the first day of the offering period) of our common stock in any given calendar year in which such option is outstanding at any time.

        Unless an employee withdraws from the ESPP, the employee's option will be exercised automatically on the last business day of the offering period for the largest number of whole shares subject to the employee's option that can be purchased with the deductions accumulated as of the last business day of the offering period. An option shall expire on the last business day of the applicable offering period and any balance remaining in an employee's payroll deduction account at the end of an offering period will be automatically refunded to the employee.

        The board or a committee appointed by our board will determine the purchase price of shares subject to an option granted under the ESPP for each offering period, including whether the purchase price will be determined based on the lesser of the closing price of our common stock on (i) the first business day of the offering period or (ii) the last business day of the offering period, or whether it will be based solely on the closing price of our common stock on the last business day of the offering period, provided that, in all events, the purchase price will be at least 85% of the applicable closing price. In the absence of a determination by the board or a committee appointed by our board, the ESPP provides that the purchase price of shares subject to an option granted under the ESPP in any given offering period will be 85% of the closing price of a share of our common stock on the first business day of the offering period or the last business day of the offering period, whichever is lower. If the total number of shares of common stock with respect to which options are to be exercised exceeds the number of shares remaining available for issuance under the ESPP, we will only issue to participants in that offering that number of shares remaining available for issuance on a pro-rata basis.

        All payroll deductions received or held by the company under the ESPP may be used by us for any corporate purpose, and we will not be obligated to segregate such payroll deductions. No interest will accrue on the payroll deductions (except as our board or a committee appointed by our board may otherwise provide).

        An employee's payroll deduction elections remain in effect for successive offering periods unless changed by the employee. An employee may decrease or discontinue his or her payroll deduction only once during an offering period, by timely filing a new payroll deduction authorization form. However, an employee may not increase his or her payroll deduction during an offering period. If an employee elects to discontinue his or her payroll deductions during an offering period but does not elect to withdraw his or her funds from the ESPP, funds deducted prior to his or her election to discontinue will be applied to the purchase of common stock on the last day of the offering period in which the funds were deducted. An employee may, for any reason, withdraw from participation in an offering at any time prior to the close of business on the twentieth business day before the end of the offering period. If an employee withdraws from participation in an offering, any amounts contributed to the ESPP by the employee will be refunded promptly without interest and the employee's option granted for such offering period will automatically terminate. Any employee who withdraws from participating in an offering period may not begin participation again during the remainder of the offering period during which he or she withdrew his or her account balance. However, an employee's withdrawal from an offering period will not have any effect upon his or her eligibility to participate in subsequent offering periods in accordance with terms and conditions established by the board or a committee appointed by the board.

        The value of the common stock purchased will vary based on the fair market value of our common stock on the last day of each offering period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the ESPP are not currently determinable.

        We are required to make equitable adjustments, to the extent determined by our board or a committee appointed by our board, to the number and class of securities available under the ESPP, the share limitations under the ESPP and the purchase price for an offering period under the ESPP to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or events or any dividends or distributions to holders of our common stock other than ordinary cash dividends.

        In connection with a merger or other reorganization event (as defined in the ESPP), our board or a committee appointed by our board may take any one or more of the following actions as to outstanding options to purchase shares of our common stock under the ESPP on such terms as our board or committee appointed by our board determines:

  •
  provide that options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

  •
  upon written notice to employees, provide that all outstanding options will be terminated immediately prior to the consummation of the reorganization event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our board or committee appointed by our board in such notice, which date will not be less than ten (10) days preceding the effective date of the reorganization event;

  •
  upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the reorganization event and that all accumulated payroll deductions will be returned to participating employees on such date;

  •
  in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, change the last day of the offering period to be the date of the consummation of the reorganization event and make or provide for a cash payment to each employee equal to (1) the cash payment for each share surrendered in the reorganization event times the number of shares of our common stock that the employee's accumulated payroll deductions as of immediately prior to the reorganization event could purchase at the applicable purchase price, where the cash payment for each share surrendered in the reorganization event is treated as the fair market value of our common stock on the last day of the applicable offering period for purposes of determining the purchase price and where the number of shares that could be purchased is subject to the applicable limitations under the ESPP, minus (2) the result of multiplying such number of shares by the purchase price; and/or

  •
  provide that, in connection with our liquidation or dissolution, options will convert into the right to receive liquidation proceeds (net of the purchase price thereof).

Administration

        Pursuant to the terms of the ESPP and authority delegated to it by our board of directors, our compensation committee administers the ESPP and, subject to limitations in the ESPP, has authority to make rules and regulations for the administration of the ESPP and its interpretation and any decisions with regard thereto are final and conclusive.

        Our board has the ability to change offering periods (including the commencement dates and length thereof) with respect to future offerings without stockholder approval. Our board may, at any time, and from time to time, amend or suspend the ESPP or any portion of the ESPP. However, the ESPP may not be amended in any way that will cause rights issued under the ESPP to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, including stockholder approval if required. The ESPP may be terminated at any time by the board. Upon termination of the ESPP all amounts in the accounts of participants will be promptly refunded.

        Our board may allow employees who are citizens or residents of foreign jurisdictions to participate in an offering period or establish sub-plans for the benefit of such foreign employees to the extent such actions are in compliance with Section 423 of the Code.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table provides certain information as of December 31, 2016, with respect to all of our equity compensation plans in effect on that date:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($/share)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	3,139,572	$39.79	2,028,430
Equity compensation plans not approved by security holders(2)	220,000	$41.71	—

Total	3,359,572	$39.92	2,028,430

(1)
Includes both our amended and restated 2007 stock incentive plan, 2013 stock incentive plan and 2016 employee stock purchase plan. As described above under "Additional Narrative Disclosure—2013 Stock Incentive Plan", the 2013 stock incentive plan includes provisions for an annual increase, to be added the first day of each fiscal year, beginning with the fiscal year ending December 31, 2014 and continuing until, and including, the fiscal year ending December 31, 2023, with such annual increase to be equal to the lowest of 2,542,372 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the fiscal year and an amount determined by our board of directors, which, in the case of 2017, was 1,429,331 shares, or 4% of the total number of shares of our common stock outstanding as of January 1, 2017.

(2)
Includes stock option awards made pursuant to the NASDAQ inducement grant exception as a component of employment compensation for newly hired executives. The inducement grants were approved and recommended by our compensation committee, approved by our board of directors and were made as an inducement material to each executive's acceptance of employment with us in accordance with NASDAQ Listing Rule 5635(c)(4).

Risk Considerations in Our Compensation Program

        Our compensation committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

        We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for adverse risk caused by the action of our executives:

  •
  annual establishment of corporate and individual objectives for our performance-based cash bonus programs for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

  •
  the mix between fixed and variable, annual and long-term and cash and equity compensation are designed to encourage strategies and actions that balance our short-term and long-term best interests; and

  •
  equity awards generally vest over a period of time, which we believe encourages executives to take a long-term view of our business.

Limits on Hedging and Pledging

        As part of our insider trading policy, all employees, including executive officers, and members of our board of directors are prohibited from engaging in certain types of hedging transactions involving our securities, specifically short sales, including short sales "against the box," and purchases or sales of puts, calls or other derivative securities. Our insider trading policy also prohibits certain types of pledges of our securities by all employees, including executive officers, and members of our board of directors, specifically purchases of our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan, with an exception for pledges of our securities as collateral for a loan only after certain prerequisites are met and only with the pre-approval of our Chief Financial Officer or General Counsel.

Tax and Accounting Considerations

        Section 162(m) of the Code, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid to each of our Chief Executive Officer and our three other most highly paid executive officers (other than our Chief Financial Officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We intend to periodically review the potential consequences of Section 162(m), and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation will remain tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

        We account for equity compensation paid to our employees in accordance with FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718, which requires us to measure and recognize compensation expense in our financial statements for all stock-based payments based on an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.

 DIRECTOR COMPENSATION

Summary Compensation Table

        The following table sets forth a summary of the compensation earned by our directors for the year ended December 31, 2016, with the exception of Dr. Guyer and Dr. Patel, who do not receive compensation for service on our board of directors and whose compensation is included in the "Summary Compensation Table" included in the "Executive Compensation" section above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Axel Bolte(3)	—	—	—	—
Thomas Dyrberg, M.D., D.M.Sc.(3)	—	—	—	—
Nicholas Galakatos, Ph.D.(4)	35,000	—	—	35,000
David Redlick	64,375	102,008	1,163,940	1,330,323
Michael Ross, Ph.D.	61,250	102,008	244,950	408,208
Glenn P. Sblendorio(5)	11,250	—	—	11,250
Ian Smith(6)	32,500	—	780,921	813,421

(1)
Fees earned or paid in cash consist of:

•
for Dr. Galakatos, $22,500 for serving as a member of our board, $7,500 for serving as the chairman of our compensation committee, and $5,000 for serving as a member of our audit committee;

•
for Mr. Redlick, $45,000 for serving as a member of our board, $9,375 for serving as the chairman of our compensation committee, and $10,000 for serving as a member of our audit committee;

•
for Dr. Ross, $45,000 for serving as a member of our board, $5,000 for serving as a member of our nominating and corporate governance committee, $7,500 for serving as a member of our compensation committee, and $3,750 for serving as a member of our audit committee;

•
for Mr. Sblendorio, $11,250 for serving as a member of our board; and

•
for Mr. Smith, $22,500 for serving as a member of our board and $10,000 for serving as the chairman of our audit committee.

(2)
The amounts reported in the "Stock Awards" and "Option Awards" columns reflect the aggregate fair value of share-based compensation awarded during the year computed in accordance with the provisions of ASC Topic 718. See Note 2 to our audited financial statements appearing in our Annual Report on Form 10-K, which was filed with the SEC on February 28, 2017, regarding assumptions underlying the valuation of equity awards.

(3)
Mr. Bolte and Dr. Dyrberg elected to decline compensation for service on our board of directors during 2016. Mr. Bolte has elected to receive compensation for service on our board of directors beginning in 2017.

(4)
Dr. Galakatos served as a member of our board of directors from December 2009 through May 2016.

(5)
Mr. Sblendorio served as a member of our board of directors from July 2013 through March 2016.

(6)
Mr. Smith was elected as a member of our board of directors in August 2016.

Director Compensation Arrangements

Equity Compensation

        In connection with our initial public offering, our non-employee directors were eligible to receive an option, or options, to purchase an aggregate of 22,033 shares of our common stock. Each non-employee director was also eligible to receive an annual grant of an option to purchase 15,000 shares of our common stock on the date of our 2014 annual meeting of stockholders. Following our 2015 annual meeting of stockholders through the date of our 2017 Annual Meeting, each newly elected non-employee director was eligible to receive an option to purchase 20,000 shares of our common stock upon his or her initial election or appointment to our board of directors and each non-employee director who has served on our board of directors for at least six months was eligible to receive an annual grant of an option to purchase 7,000 shares of our common stock and an award of 1,750 restricted stock units on the date of the first meeting of our board of directors held after each annual meeting of stockholders.

        Following our 2017 Annual Meeting, each non-employee director will be eligible to receive an option to purchase 32,000 shares of our common stock upon his or her initial election or appointment to our board of directors and each non-employee director who has served on our board of directors for at least six months will be eligible to receive an annual grant of an option to purchase 16,000 shares of our common stock on the date of the first meeting of our board of directors held after each annual meeting of stockholders.

        The stock options granted to our non-employee directors have, or in the case of future stock options, will have, an exercise price equal to the fair market value of our common stock on the date of grant and will expire ten years after the date of grant. The initial stock options granted to our non-employee directors, subject to the director's continued service on our board, vest monthly in equal amounts over a three-year period following the date of grant. The annual stock options and restricted stock units granted to our non-employee directors, subject to the director's continued service on our board, vest, or will vest, monthly in equal amounts over a one-year period through the earlier of the business day before the next annual meeting of stockholders or the first anniversary of the grant date, at which time they vest in full. Stock options granted to our non-employee directors will vest in full upon the occurrence of a change in control of us.

Cash Compensation

        Our board of directors, upon the recommendation of our compensation committee, has established the following compensation guidelines for non-employee board members:

  •
  each non-employee director is eligible to receive an annual fee of $45,000;

  •
  the chairman of our audit committee is eligible to receive an additional annual fee of $20,000 and the other members of our audit committee are eligible to receive an additional annual fee of $10,000;

  •
  the chairman of our compensation committee is eligible to receive an additional annual fee of $15,000 and the other members of our compensation committee are eligible to receive an additional annual fee of $7,500;

  •
  the chairman of our nominating and corporate governance committee is eligible to receive an additional annual fee of $10,000 and the other members of our nominating and corporate governance committee are eligible to receive an additional annual fee of $5,000; and

  •
  commencing in 2017, our Lead Independent Director is eligible to receive an additional annual fee of $25,000.

        Annual fees for board service are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of each payment is prorated for any portion of a quarter that a director is not serving on our board.

Reimbursement of Expenses

        Each member of our board of directors is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he serves.

AUDIT-RELATED MATTERS

Audit Committee Report

        The audit committee of the board of directors of Ophthotech Corporation consists of three members, each of whom the board has determined is "independent" under NASDAQ Marketplace Rules, and includes an "audit committee financial expert" within the meaning of the U.S. Securities and Exchange Commission's rules. The audit committee met five times in 2016.

        The audit committee has reviewed Ophthotech's audited financial statements for the fiscal year ended December 31, 2016 and discussed them with Ophthotech's management and Ernst & Young LLP, Ophthotech's independent registered public accounting firm.

        The audit committee has received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 1301, Communications with Audit Committees, as amended or supplemented.

        The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with Ophthotech's independent registered public accounting firm such firm's independence.

        Based on the review and discussions referred to above, the audit committee recommended to Ophthotech's board of directors that the audited financial statements referred to above be included in Ophthotech's Annual Report on Form 10-K for the year ended December 31, 2016.

        By the audit committee of the board of directors of Ophthotech Corporation.

Ian F. Smith Axel Bolte David E. Redlick

Audit Fees and Services

        The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	2016	2015
Audit Fees(1)	$610,301	$567,000
Audit-Related Fees	—	—
Tax Fees(2)	34,000	77,000
All Other Fees(3)	2,000	2,000

Total Fees	$643,500	$646,000

(1)
This category includes fees for professional services performed by Ernst & Young LLP for the audit of our annual financial statements in 2016 and 2015. Also included are the fees related to the review of condensed financial statements included in our Quarterly Reports on Form 10-Q, and registration statements on Form S-8 in 2016 and 2015.

(2)
This category consists of fees for professional services rendered by Ernst & Young LLP for tax compliance services for 2016 and 2015. Included in 2015 fees are fees related to an IRS Code Section 382 study.

(3)
This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2016 and 2015 under this category are related to licensed accounting research software.

All such accountant services and fees were pre-approved by our audit committee in accordance with the "Pre-Approval Policies and Procedures" described below.

Pre-Approval Policies and Procedures

        Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee, or chair of our audit committee with subsequent ratification by the audit committee, or the engagement is entered into pursuant to a de minimis exception in accordance with applicable SEC rules.

 MATTERS TO BE VOTED ON

Proposal 1: Election of Class I Directors

        In accordance with the terms of our certificate of incorporation and our bylaws, our board of directors is divided into three classes: class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The members of the classes are divided as follows:

  •
  the class I directors are Dr. Ross and Mr. Smith, and their term expires at this year's Annual Meeting;

  •
  the class II directors are Mr. Bolte and Mr. Redlick, and their term expires at our annual meeting of stockholders to be held in 2018; and

  •
  the class III directors are Dr. Dyrberg and Dr. Guyer, and their term expires at our annual meeting of stockholders to be held in 2019.

        At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Dr. Ross and Mr. Smith are current directors whose terms expire at the 2017 Annual Meeting. Dr. Ross is nominated for re-election, and Mr. Sblendorio is nominated for election, each as a class I director, with a term ending in 2020. Mr. Smith is not standing for re-election.

        Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the election of each of the nominees identified above to a three-year term ending in 2020, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for either or both nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his willingness to serve on our board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board. We do not contemplate that either of the nominees will be unable to serve if elected.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation

        We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. This proposal, which is commonly referred to as "say-on-pay," is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Consistent with the preference expressed by our stockholders at our 2016 annual meeting of stockholders, we have determined to hold an advisory vote on executive compensation annually.

        Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

        The "Executive Compensation" section of this proxy statement, including "Compensation Discussion and Analysis," describes in detail our executive compensation programs and the decisions made by our compensation committee and our board with respect to the year ended December 31, 2016. As we describe in the Compensation Discussion and Analysis, in the wake of the clinical trial setbacks and in light of the current state of the company's business, the compensation committee sought to rigorously re-evaluate the company's executive compensation program prior to making decisions about 2017 compensation. Our executive compensation program continues to embody a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our short- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage management to assume excessive risks.

        Our board is asking stockholders to approve a non-binding advisory vote on the following resolution:

        RESOLVED, that the compensation paid to Ophthotech's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

        As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our board (or any committee thereof), create or imply any change to the fiduciary duties of us or our board (or any committee thereof), or create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and our board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Proposal 3: To Ratify the Selection of Ernst & Young LLP as Ophthotech's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017

        The audit committee of our board of directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Ernst & Young LLP has served as our independent registered public accounting firm since the fiscal year ended December 31, 2007. Although stockholder approval of the selection of Ernst & Young LLP is not required by law or NASDAQ rules, our audit committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our audit committee may reconsider this selection.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OPHTHOTECH' S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

OWNERSHIP OF COMMON STOCK

        The following table sets forth information with respect to the beneficial ownership of our common stock as of April 17, 2017 by:

  •
  each of our directors and director nominees;

  •
  each of our named executive officers;

  •
  all of our directors, director nominees and executive officers as a group; and

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

        The percentages in the columns entitled "Shares Beneficially Owned" are based on a total of 35,852,827 shares of our common stock outstanding as of April 17, 2017.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that were currently exercisable as of April 17, 2017 or exercisable within 60 days of April 17, 2017 and shares of common stock underlying restricted stock units that are expected to vest within 60 days of April 17, 2017, are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Ophthotech Corporation, One Penn Plaza, 19th Floor, New York, New York 10119.

        Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an "*."

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors and Director Nominees
David R. Guyer, M.D.(1)	351,294	1.0%
Glenn P. Sblendorio(2)	95,565	*
Barbara A. Wood(3)	84,142	*
Samir C. Patel, M.D.(4)	163,298	*
Henric B. Bjarke(5)	50,190	*
Michael G. Atieh(6)	102,708	*
Axel Bolte(7)	—	*
Thomas Dyrberg, M.D., D.M.Sc.(8)	700	*
David Redlick(9)	18,194	*
Michael Ross, Ph.D.(10)	54,533	*
Ian F. Smith(11)	5,566	*
All Executive Officers and Directors as a Group (10 persons)(12)	714,450	2.0%
5% Stockholders
Entities Affiliated with The Vanguard Group, Inc.(13)	2,798,954	7.8%
Entities Affiliated with BlackRock, Inc.(14)	2,523,076	7.0%
Entities Affiliated with Stonepine Capital Management, LLC(15)	2,292,900	6.4%
Entities Affiliated with Morgan Stanley(16)	2,195,340	6.1%

(1)
Consists of (i) 7,212 shares of common stock and (ii) 344,082 shares of common stock underlying options that are exercisable as of April 17, 2017, or will become exercisable within 60 days after such date.

(2)
Consists of (i) 11,782 shares of common stock and (ii) 83,783 shares of common stock underlying options that are exercisable as of April 17, 2017, or will become exercisable within 60 days after such date.

(3)
Consists of (i) 1,311 shares of common stock and (ii) 82,831 shares of common stock underlying options that are exercisable as of April 17, 2017, or will become exercisable within 60 days after such date.

(4)
Consists of (i) 15,813 shares of common stock and (ii) 147,485 shares of common stock underlying options that are exercisable as of April 17, 2017.

(5)
Consists of (i) 1,594 shares of common stock held by Mr. Bjarke in his individual capacity, (ii) 300 shares of common stock held by Mr. Bjarke's immediate family members and (iii) 48,296 shares of common stock underlying options that are exercisable as of April 17, 2017, or will become exercisable within 60 days after such date.

(6)
Consists of 102,708 shares of common stock underlying options that are exercisable as of April 17, 2017, or will become exercisable within 60 days after such date.

(7)
Mr. Bolte is an advisor to HBM Partners AG. HBM Partners AG provides investment management services to HBM Healthcare Investments AG. Mr. Bolte, a member of our board of directors, has no voting or investment power over shares, if any, held by HBM Healthcare Investments AG.

(8)
Consists of 700 shares of common stock held by Dr. Dyrberg in his individual capacity. Dr. Dyrberg is employed as Chief Executive Officer of Novo A/S and a Managing Partner of Novo Ventures and does not have beneficial ownership of shares, if any, held by Novo A/S.

(9)
Consists of (i) 16,444 shares of common stock underlying options that are exercisable as of April 17, 2017, or will become exercisable within 60 days after such date and (ii) 1,750 shares of common stock underlying restricted stock units that are expected to vest within 60 days of April 17, 2017.

(10)
Consists of (i) 1,750 shares of common stock, (ii) 51,033 shares of common stock underlying options that are exercisable as of April 17, 2017, or will become exercisable within 60 days after such date and (iii) 1,750 shares of common stock underlying restricted stock units that are expected to vest within 60 days of April 17, 2017.

(11)
Consists of 5,566 shares of common stock underlying options that are exercisable as of April 17, 2017, or will become exercisable within 60 days after such date.

(12)
Consists of (i) 47,140 shares of common stock, (ii) 663,810 shares of common stock underlying options that are exercisable as of April 17, 2017, or will become exercisable within 60 days after such date and (iii) 3,500 shares of common stock underlying restricted stock units that are expected to vest within 60 days of April 17, 2017.

(13)
Consists of 2,798,954 shares of common stock reported as beneficially owned by The Vanguard Group, Inc., of which The Vanguard Group, Inc. reports sole voting power with respect to 59,993 shares, shared voting power with respect to 3,200 shares, sole dispositive power with respect to 2,737,161 shares and shared dispositive power with respect to 61,793 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 58,593 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,600 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. We obtained the information regarding beneficial ownership of these shares solely from Amendment No. 1 to Schedule 13G that was filed with the SEC on February 10, 2017.

(14)
Consists of 2,523,076 shares of common stock reported as beneficially owned by BlackRock, Inc. as a parent holding company of various investment funds, of which BlackRock, Inc. reports sole voting power with respect to 2,465,391 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 2,523,076 shares and shared dispositive power with respect to zero shares. No single investment fund beneficially owns 5% or greater of our outstanding shares of common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. We obtained the information regarding beneficial ownership of these shares solely from a Schedule 13G that was filed with the SEC on January 30, 2017.

(15)
Consists of 2,292,900 shares of common stock reported as beneficially owned by each of Stonepine Capital Management, LLC (the "General Partner"), Stonepine Capital, L.P. (the "Partnership"), Jon M. Plexico and Timothy P. Lynch (collectively, the "Filers"). The General Partner is the general partner and investment adviser of investment funds, including the Partnership. Mr. Plexico and Mr. Lynch are the control persons of the General Partner. Each Filer disclaims beneficial ownership of the shares beneficially owned except to the extent of that person's pecuniary interest therein. In addition, the Partnership disclaims that it is a beneficial owner of the shares. The address for each of the Filers is 919 W. Bond Street, Suite 204, Bend, OR 97703. We obtained the information regarding beneficial ownership of these shares solely from Amendment No. 1 to Schedule 13G that was filed with the SEC on December 29, 2016.

(16)
Consists of 2,195,340 shares of common stock reported as beneficially owned by Morgan Stanley as a parent holding company, of which Morgan Stanley reports sole voting power with respect to 1,902,529 shares, shared voting power with respect to 288,152 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 2,195,340 shares, and Morgan Stanley Capital Services LLC, a wholly-owned subsidiary of Morgan Stanley, reports sole voting power with respect to 1,793,152 shares, shared voting power with respect to zero shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 1,793,152 shares. The address for each of Morgan Stanley and Morgan Stanley Capital Services LLC is 1585 Broadway, New York, NY 10036. We obtained the information regarding beneficial ownership of these shares solely from a Schedule 13G that was filed with the SEC on March 8, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, executive officers and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of our records and representations made by the persons required to file these reports, we believe that, during the year ended December 31, 2016, our directors, executive officers and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them, except a Form 4 for Mr. Bolte covering the sale of 6,000 shares of common stock that occurred on December 30, 2016 was filed late on January 23, 2017.

 OTHER MATTERS

        Our board of directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

        This proxy is solicited on behalf of our board of directors.    We will bear the expenses connected with this proxy solicitation. We expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at Ophthotech Corporation, One Penn Plaza, 19th Floor, New York, New York 10119, Attention: Corporate Secretary, or by calling (212) 845-8200. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and phone number.

Deadline for Submission of Stockholder Proposals for 2018 Annual Meeting of Stockholders

        Proposals of stockholders intended to be presented at our 2018 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal offices, One Penn Plaza, 19th Floor, New York, New York 10119, Attention: Corporate Secretary, no later than December 25, 2017, the date that is 120 days prior to the first anniversary of the date of this proxy statement, in order to be included in the proxy statement and proxy card relating to that meeting.

        If a stockholder wishes to present a proposal at our 2018 annual meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, pursuant to the advance notice provision in our bylaws, such stockholder must give written notice to our Secretary at our principal executive offices at the address noted above. The Secretary must receive such notice no earlier than January 19, 2018, and no later than February 18, 2018, provided that if the date of the 2018 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the Annual Meeting, such notice must instead be received by the Secretary no earlier than the 120th day prior to the 2018 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2018 annual meeting of stockholders and (ii) the tenth day following the day on which notice of the date of the 2018 annual meeting of stockholders was mailed or public disclosure of the date of the 2018 annual meeting of stockholders was made, whichever occurs first.

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 Ophthotech Corporation 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 18, 2017. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/OPHT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors of Ophthotech Corporation recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. + 1. Election of Directors: 01 - Michael Ross, Ph.D. For Withhold For Withhold 02 - Glenn P. Sblendorio For Against Abstain ForAgainst Abstain 2. To approve, on an advisory basis, our named executive officer compensation 3. To ratify the selection of Ernst & Young LLP as Ophthotech’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017 In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) or postponement(s) thereof. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 3 0 9 9 7 1 02LM2B MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. 2017 Annual Meeting Admission Ticket 2017 Annual Meeting of Ophthotech Corporation Shareholders May 19, 2017 at 8:30 a.m., Eastern Time Ophthotech Corporation One Penn Plaza, 19th Floor New York, NY 10119 Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy – Ophthotech Corporation OPHTHOTECH CORPORATION One Penn Plaza, 19th Floor New York, NY 10119 Annual Meeting of Stockholders – May 19, 2017 Proxy Solicited on Behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints David Guyer, Glenn Sblendorio and Barbara Wood, or any of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2017 Annual Meeting of Stockholders of OPHTHOTECH CORPORATION to be held on May 19, 2017, at 8:30 a.m., Eastern Time, and at any and all postponements or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, the receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. Should a director nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors. PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE UNLESS YOU VOTE OVER THE INTERNET OR BY TELEPHONE.

MMMMMMMMMMMM . Ophthotech Corporation Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors of Ophthotech Corporation recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. + 1. Election of Directors: 01 - Michael Ross, Ph.D. For Withhold For Withhold 02 - Glenn P. Sblendorio For Against Abstain ForAgainst Abstain 2. To approve, on an advisory basis, our named executive officer compensation 3. To ratify the selection of Ernst & Young LLP as Ophthotech’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017 In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) or postponement(s) thereof. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 3 3 0 9 9 7 2 02LM3B MMMMMMMMM B A Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy – Ophthotech Corporation OPHTHOTECH CORPORATION One Penn Plaza, 19th Floor New York, NY 10119 Annual Meeting of Stockholders – May 19, 2017 Proxy Solicited on Behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints David Guyer, Glenn Sblendorio and Barbara Wood, or any of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2017 Annual Meeting of Stockholders of OPHTHOTECH CORPORATION to be held on May 19, 2017, at 8:30 a.m., Eastern Time, and at any and all postponements or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, the receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. Should a director nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors. PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE UNLESS YOU VOTE OVER THE INTERNET OR BY TELEPHONE.